Exhibit 10.02

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

ASSET PURCHASE AGREEMENT

by and among

GIVAUDAN SA,
as Buyer,

APRINNOVA, LLC,
as Seller,

and

AMYRIS, INC.,
as Seller Parent,

dated as of February 21, 2023

i

ii

10.10 Validity	46
10.11 Specific Performance	46

iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT is entered into as of February 21, 2023 by and among Givaudan SA, a Société Anonyme organized and existing under the laws of Switzerland (“Buyer”), and upon becoming a party to this Agreement, Aprinnova, LLC (f/k/a Neossance, LLC), a Delaware limited liability company (“Seller”), and Amyris, Inc., a Delaware corporation (“Seller Parent” and, together with Seller, the “Seller Parties”).
RECITALS
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the Purchased Assets (as defined herein), and Buyer desires to assume, pay, perform and discharge the Assumed Liabilities (as defined herein), all on the terms and conditions set forth in this Agreement (as defined herein).
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, Seller, Seller Parent and Buyer, intending to be legally bound, hereby agree as set forth herein.
ARTICLE 1.
DEFINITIONS

1.1Definitions. For the purposes of this Agreement, capitalized terms used herein have the meaning set forth below (the singular shall be interpreted to include the plural and vice versa, unless the context clearly dictates otherwise):
“Action” means any action, claim, demand, proceeding, citation, summons, subpoena, arbitration, audit, investigation, hearing, litigation or suit of any nature (whether civil, criminal, administrative or judicial, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, in no event shall Seller Parent or any of its Subsidiaries be deemed to be an Affiliate of Buyer or any of its direct or indirect equity holders or Subsidiaries for any purpose hereunder.
“Agreement” means this Asset Purchase Agreement, and the Schedules and Exhibits hereto, as amended, modified or supplemented from time to time.
“Annual Aprinnova Actual Sales Value” means, with respect to any Earnout Period, the consolidated net sales of the Buyer and its Affiliates derived solely from the sale of Squalane and Hemisqualane (including under the brand name “Cleanscreen” and “SimplySolid”) and any blends thereof by the Aprinnova Business for such Earnout Period, with “net sales” being calculated based on the actual sales volumes of such products (the “Sales Volume”) sold multiplied by the actual selling price. All amounts shall be expressed in United States dollars using the average applicable exchange rate from such currency to

U.S. dollars used to compute Aprinnova Business for sales in (i) calendar year 2023 for the First Earnout Period, (ii) calendar year 2024 for the Second Earnout Period and (iii) calendar year 2025 for the Third Earnout Period.
“Anti-Corruption Laws” means United States Foreign Corrupt Practices Act of 1977 and any other anticorruption or anti-bribery Laws of any jurisdiction where the Aprinnova Business does business.
“Antitrust Laws” means the HSR Act, the Sherman Act, 15 U.S.C. §§ 1-7, as amended, the Clayton Act, 15 U.S.C. §§ 12-27, 29, as amended, the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended, and any other U.S. federal or state Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Aprinnova Business” means the distribution, marketing and sale of Ingredients as ingredients for [***], including pursuant to the applicable Assumed Contracts and including the distribution, marketing and sale of products under the name “Cleanscreen” and “SimplySolid”.
“Arbitrating Accountant” has the meaning set forth in Section 3.6.2.
“Assumed Contract” means each contract set forth on Schedule 1.1(a) hereto.
“Assumed Liabilities” has the meaning set forth in Section 2.2.
“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, consulting, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity or equity-based, incentive, deferred compensation, severance, redundancy, termination, retirement, pension, change in control, health, welfare, fringe benefit, collective bargaining or other benefit plan, program, policy, agreement or arrangement, in each case that is established, sponsored, maintained or contributed to by Seller or any of its respective ERISA Affiliates for the benefit of any of Seller’s current or former employee, officer, directors, independent contractors or consultants.
“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement pursuant to which the Purchased Assets will be sold and transferred to, and the Assumed Liabilities will be assumed by, Buyer at the Closing, substantially in the form attached as Exhibit A hereto.
“Business Books and Records” has the meaning set forth in Section 2.1.1
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York City, New York or Switzerland are authorized or required by Law to close.
“Business Tax Records” means all books and records (including supporting workpapers) relating to Taxes with respect to the Purchased Assets and the Assumed Liabilities (excluding, for the avoidance of doubt, any books and records relating to income Taxes of Seller or Seller Parent).

“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Parties” means Buyer and Givaudan International.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Authority) and Section 5.4 (Sufficient Funds).
“Chemical Ingredient” has the meaning set forth in Section 6.11.1.
“Cleanscreen” means Cleanscreen, meeting the specifications set forth on Exhibit C-1 which Exhibit is incorporated herein by reference.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the U.S. Internal Revenue Code of 1986.
“Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, certificate, exemption, order, registration, declaration, filing, license, notice of, with or to any Person or under any Law, in each case, required to permit the consummation of the Contemplated Transactions.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, purchase order or other contract, agreement, obligation, commitment or instrument that is legally binding (whether oral or written), including all amendments, schedules and exhibits thereto.
[***]
“Designated Court” has the meaning in Section 10.6.1.
“Earn-Out Payment” has the meaning set forth in Section 3.6.1.
“Earn-Out Period” means each of the First Earnout Period, Second Earnout Period and Third Earnout Period.
“Earn-Out Schedule” has the meaning set forth in Section 3.6.2.
“Earn-Out Statement of Objections” has the meaning set forth in Section 3.6.2.
“Effect” means any event, change, circumstance, condition, development, state of facts or occurrence.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in

Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“ERISA Affiliate Liability” means, with respect to any Benefit Plan, any obligation liability or expense of the Seller or any of its Affiliates which arises under Title IV of ERISA or Code Section 4980B by reason of the Seller or any of its Affiliate’s affiliations with any of its ERISA Affiliates now or within the past six (6) years.
“Encumbrance” means any lien, mortgage, adverse ownership claim, attachment, levy, charge, easement, option, right of first offer, right of first refusal or other right to acquire an interest, restriction, pledge, security interest, title defect, encroachment or other similar encumbrance, whether of record or not.
“Enforceability Exceptions” has the meaning set forth in Section 4.1.
“Excluded Assets” has the meaning set forth in Section 2.3.
“Excluded Books and Records” has the meaning set forth in Section 2.3.5.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“First Earnout Target” means [***].
“First Earnout Volume Target” means [***].
“First Earnout Period” means the period commencing the first day of the month immediately following the Closing (the “First Commencement Date”) and terminating on the day immediately preceding the first anniversary of the First Commencement Date (such anniversary date, the “First Anniversary Date”).
“Framework Supply Agreement” means the Framework Supply Agreement by and between Seller Parent and Givaudan International dated as of January 1, 2019, as amended from time to time.
“Framework Supply Agreement Appendices” means Appendix A for Ingredient Squalane and Ingredient Hemisqualane to the Framework Supply Agreement in the form attached as Exhibit D-1 hereto and Appendix B for Ingredient Squalane and Ingredient Hemisqualane to the Framework Supply Agreement in the form attached as Exhibit D-2 hereto, pursuant to which Seller Parent or an Affiliate of Seller Parent will supply Buyer and its Affiliates with their requirements for the Ingredients pursuant to the Framework Supply Agreement.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Givaudan International” means Givaudan International SA, a Société Anonyme organized and existing under the laws of Switzerland, a wholly owned subsidiary of Buyer.

“Governmental Authority” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board, bureau or body or other government authority or instrumentality or any Person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign or domestic, whether federal, national, supranational, state, provincial, municipal, local or other.
“Hemisqualane” means Neossance Hemisqualane, CAS number 3891-98-3, with the chemical name 2,6,10-trimethyldodecane, meeting the specifications set forth on Exhibit C-2, which Exhibit is incorporated herein by reference.
“Indemnified Party” has the meaning set forth in Section 9.3.
“Indemnifying Party” has the meaning set forth in Section 9.3.
“Ingredients” means Hemisqualane, Squalane, Cleanscreen and SimplySolid.
“Initial Purchase Price” has the meaning set forth in Section 2.5.
“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information, in each case as they exist anywhere in the world, whether registered or unregistered, including all (i) patents, patentable inventions, patent applications, invention disclosures, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, interferences and extensions thereof, (ii) trademarks, trademark rights, service marks, service mark rights, corporate names, trade names, trade name rights, domain names, Internet addresses and other computer identifiers, rights in brand names, logos, slogans and taglines, trade dress, social media identifiers and other similar designations of source or origin, together with all goodwill related thereto (collectively, “Trademarks”), (iii) trade secrets and all other rights in confidential information, ideas, know-how, inventions, processes, procedures, databases, confidential business information, formulae, models, and other proprietary information and rights, (iv) copyrights, mask works and design rights, (v) rights in computer software programs, including rights in all source code, object code, specifications, designs and documentation related thereto, and (vi) all applications and registrations of the foregoing.
“Knowledge of Seller Parent” means the actual knowledge of John Melo (Chief Executive Officer of Seller Parent), Han Kieftenbeld (Chief Financial Officer of Seller Parent) and Mike Rytokoski (President of Seller), after reasonable inquiry of such employees of Seller Parent that such named individuals reasonably believe would have actual knowledge of the applicable matter.
“Labor Laws” means all Laws relating to employment and employment practices, including the Occupational Safety and Health Act, those Laws relating to wages, equal employment opportunity, affirmative action and other hiring practices (including, timing and usage of criminal conviction information for job applicants), immigration, workers’ compensation, unemployment, the payment of social security and other employment-related taxes, employment standards, employment of minors, health and safety, labor relations, unions, withholding, payment of wages and overtime of any kind, meal and rest periods, workplace safety, insurance, employee benefits, pay equity, employee classification, family and medical leave, the Immigration Reform and Control Act.

“Law” means, with respect to any Person, all international, national, federal, state, foreign or local statutes, laws, ordinances, regulations, rules, codes, judgments, orders or other requirements or rule of law of any Governmental Authority having jurisdiction over such Person.
“Liability” or “Liabilities” means any and all debts, liabilities, commitments, guarantees and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, determined or determinable, and whether or not such item is required to be accrued as a liability in financial statements prepared in accordance with applicable accounting standards, including those arising under any Law or Action and those arising under any Contract.
“License Agreement” means the License Agreement pursuant to which Seller and Seller Parent grant Buyer a license in certain Intellectual Property, in the form attached as Exhibit B hereto.
“License Agreement Intellectual Property” means the Intellectual Property that is licensed to Buyer pursuant to the License Agreement.
“Loss” or “Losses” means losses, damages, adverse claims, Actions, obligations, demands, debts, fines, penalties, Liabilities, judgments, settlements, Taxes, costs or expenses, including costs of investigation, defense and settlement and documented attorneys’ and other professional fees and expenses.
“Nikko Distribution Agreement” has the meaning set forth in the Disclosure Schedule.

“Material Adverse Effect” means any Effect that, individually or in the aggregate (together with any other Effect), has had, or would reasonably be expected to have, a material adverse effect on (a) the ability of Seller to perform its obligations under this Agreement on or before the End Date or to consummate the Contemplated Transactions on or before the End Date, or (b) the Purchased Assets or Assumed Liabilities, or on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Aprinnova Business, taken as a whole, except for purposes of clause (b) hereof only, for any such Effect resulting from or arising in connection with (i) changes in the financial or securities markets, including in interest rates, share prices or currency exchange rates, (ii) changes in economic, regulatory, social or political conditions generally, (iii) changes or conditions affecting generally the industries in which the Aprinnova Business operates, (iv) changes in Law, GAAP or other applicable accounting or regulatory standards or principles, or in authoritative interpretations thereof, in each case from and after the date hereof, (v) acts of war, sabotage or terrorism, social unrest, cyberattacks or natural disasters, or any escalation or worsening thereof, (vi) the announcement of this Agreement or pendency or consummation of the Contemplated Transactions hereby, in each case to the extent relating to the identity of Buyer or any of its Affiliates as the acquirer of the Purchased Assets (provided this clause (vi) shall not apply to the representations and warranties set forth in Sections 4.2 and 5.2, including for purposes of the conditions in Article 7), (vii) any failure of the Aprinnova Business to meet any internal, published or industry financial estimates, forecasts or projections for any period (it being understood that any Effect that has contributed to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect, unless it is otherwise excluded from the definition pursuant to a clause other than this clause (vii)), (viii) any action required by this Agreement (other than Section 6.2.1) or any action taken (or omitted to be taken) with the written consent or at the written request of the Buyer, (ix) the outbreak of any epidemics, pandemics, disease outbreaks, or other public health emergencies, or any escalation or worsening thereof, or (x) earthquakes, floods, hurricanes, tornadoes, natural disasters, severe weather events or other “acts of God”, except, in the case of clause (i), (ii), (iii), (iv), (v), (ix) or (x) to the extent such Effect has had a disproportionate, adverse effect on the Purchased Assets or Assumed Liabilities, taken as a whole, or on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Aprinnova Business, taken as a whole, relative to other participants in the industry in which the Aprinnova Business operates.
“Party” means each Seller Party and Buyer, and “Parties” means the Seller Parties and Buyer.
“Paying Party” has the meaning set forth in Section 6.10.3.
“Permit” means any license, franchise, permit, certificate, approval, registration, exemption, consent, wavier, right, order or other similar authorization issued by a Governmental Authority.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a federal, state, local or foreign Governmental Authority or political subdivision or an agency or instrumentality thereof.
“Pre-Closing Tax Period” means any taxable period, or portion thereof, ending on or before the Closing Date.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Receiving Party” has the meaning set forth in Section 6.10.3.
“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, counsel, consultants, advisors and agents and other authorized representatives of such Person, in each case acting in such capacity.
“Review Period” has the meaning set forth in Section 3.6.2.
“ROFR Period” has the meaning set forth in Section 6.11.2.
“SimplySolid” means SimplySolid, meeting the specifications set forth on Exhibit C-3, which Exhibit is incorporated herein by reference.
“Second Earnout Target” means [***].
“Second Earnout Volume Target” means [***].
“Second Earnout Period” means the period commencing on the First Anniversary Date and terminating on the day immediately preceding the second anniversary of the First Commencement Date (such second anniversary date, the “Second Anniversary Date”).

“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Authority), Section 4.5 (Title to Purchased Assets), Section 4.6 (Tax Matters), Section 4.8 (Intellectual Property), Section 4.9 (Brokers), Section 4.10.2 (Absence of Certain Changes) and Section 4.11 (Sufficiency of Assets).
“Squalane” means (i) Distilled Squalane, CAS number 111-01-3, with the chemical name 2,6,10,15,19,23-hexamethyltetracosane, and (ii) Neossance Squalane, CAS number 111-01-3, with the chemical name 2,6,10,15,19,23-hexamethyltetracosane, each meeting the specifications set forth on Exhibit C-4, which Exhibit is incorporated herein by reference.
“Straddle Period” means a taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” of any Person will means any other Person of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Tax” or “Taxes” means all U.S. and non-U.S., federal, state, provincial, local, municipal or other taxes, fees, levies, duties, tariffs, imposts and other assessments or governmental charges of whatever kind (including taxes or other charges on, or measured by or with respect to, income or sales, use, excise, stamp, transfer, alternative minimum, estimated, property, windfall or other profits, value added, recording, registration, intangible, documentary, goods and services, escheat or unclaimed property, real estate, payroll, employment, social security, license, customs’ duties or similar fees, ad valorem, net worth, gains, gross receipts, withholding, environmental, and franchise taxes) and including repayments of any grants, subsidies, state aid or similar amounts from a Governmental Authority, together with any interest, penalties or additions payable in connection with such taxes, fees, levies, duties, tariffs, imposts and other assessments or charges imposed by any Governmental Authority or taxing authority, whether disputed or not.
“Tax Return” means, with respect to any jurisdiction (foreign or domestic), any return, declaration, statement, report, claim for refund, information return, declaration of estimated Tax or other documents filed or required to be filed with respect to Taxes, and any schedule or attachment thereto and any amendment thereof.
“Terminated Contract” means an Assumed Contract (other than the Nikko Distribution Agreement) that is terminated or not renewed by Buyer following the Closing in accordance with the terms of such Assumed Contract, including that such termination must be effected during a period when termination without cause is permitted under such Assumed Contract, provided that such termination or non-renewal is effective prior to the third anniversary of the Closing Date.
“Terminated Contract Losses” means Losses incurred by any Buyer Indemnitee as a result of or in connection with the termination of a Terminated Contract, including any termination fees, penalties and breakage costs.

“Third Earnout Target” means [***].
“Third Earnout Volume Target” means [***].
“Third Earnout Period” means the period commencing on the Second Anniversary Date and terminating on the day immediately preceding the third anniversary of the First Commencement Date.
“Third Party” means any Person other than the Parties and their respective Affiliates.
“Trademark Assignment Agreement” means the Trademark Assignment Agreement pursuant to which the Transferred Trademarks will be assigned and transferred to Buyer at the Closing, in the form attached as Exhibit E hereto.
“Transaction Documents” means, collectively, this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the License Agreement, the Trademark Assignment Agreement and the Framework Supply Agreement Appendices and any other documents, certificates, instruments, amendments, schedules and agreements executed in connection with, or required to be delivered by, any of the foregoing.
“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added, recording and other similar Taxes and fees, together with any interest, penalties or additions thereto, incurred in connection with the Contemplated Transactions.
“Transferred Trademark” means each trademark set forth on Schedule 1.1(b) hereto.
ARTICLE 2.
PURCHASE AND SALE OF ASSETS
2.1     Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in, to and under all of the assets, properties, rights and interests used or held for use by Seller set forth below, wherever located, as such assets exist on the Closing Date (collectively, the “Purchased Assets”), free and clear of all Encumbrances:
2.1.1     the Assumed Contracts;
2.1.2     the Transferred Trademarks;
2.1.3     all books, records, manuals, reports, business plans, data, mailing lists, customer lists, supplier lists, price lists, sales records, vendor data, marketing information and procedures, sales and customer files, current product material, standard forms of documents and manuals of operations or business procedures (other than Intellectual Property), in each case to the extent relating solely to the Purchased Assets or the Assumed Liabilities, whether in hard copy or electronic format, including the Business Tax Records, but excluding the Excluded Books and Records (collectively, the “Business Books and Records”);

2.1.4     all (a) rights under or pursuant to all express or implied warranties, representations and guarantees made by suppliers, vendors or other Third Parties in favor of Seller with respect to any of the Purchased Assets, and (b) claims, causes of action, rights of recovery, rights of offset or set-off, defenses, warranties and indemnities in favor of Seller from or against any Third Parties, whether known or unknown, contingent or otherwise, including any encumbrances, security interests, pledges or other rights to payment or to enforce payment, to the extent arising out of the operation, ownership, lease or use of the Purchased Assets;
2.1.5     all goodwill and other intangible property (other than Intellectual Property, except for the Transferred Trademarks and all goodwill related thereto) to the extent arising out of the operation, ownership, lease or use of the Purchased Assets, including the customer relationships of the Aprinnova Business to the extent related to the Purchased Assets. Nothing in this Section 2.1 shall obligate Buyer to assume any Liability related to Seller or any of its Affiliates, the Aprinnova Business, the Purchased Assets or otherwise, unless Buyer expressly assumes such Liability pursuant to Section 2.2.
2.2     Assumed Liabilities. At the Closing, on the terms and subject to the conditions of this Agreement, and as additional consideration for the Purchased Assets, Buyer shall assume and be liable for, effective as of the Closing, and thereafter shall pay, perform and discharge when due, all Liabilities of Seller to the extent first and solely arising out of or under the Purchased Assets after the Closing other than relating to any default under a breach or violation of any Assumed Contract prior to the Closing, but excluding any Excluded Liabilities (collectively, the “Assumed Liabilities”).
2.3     Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, Seller and Buyer acknowledge and agree that the Purchased Assets shall not include, and Seller is not selling, assigning, transferring or conveying to Buyer any right, title or claim related to, or interest in, any of the following assets (collectively, the “Excluded Assets”):
2.3.1     all real property interests of Seller;
2.3.2     all equipment and other tangible personal property of Seller;
2.3.3     without limitation of the License Agreement, all Intellectual Property rights of Seller, other than the rights of Seller in, to and under the Transferred Trademarks and goodwill related thereto;
2.3.4     all cash and cash equivalents of Seller;
2.3.5     (a) all corporate minute books (and other similar corporate records) of Seller, (b) any books and records to the extent relating to the other Excluded Assets, (c) all Tax Returns and other Tax records (including work papers) of Seller (but excluding all Business Tax Records) and (d) any books, records or other materials or permits that Seller (i) is required by Law to retain (copies of which, to the extent relating to the Purchased Assets or the Assumed Liabilities and to the extent not prohibited by Law, will be made available to Buyer upon Buyer’s reasonable request) or (ii) is prohibited by Law from delivering to Buyer (provided that Seller will make available to Buyer, upon Buyer’s reasonable request, that portion of the books, records or other materials that Seller is not prohibited by Law to deliver to Buyer, solely to the extent that such portions thereof relate to the Purchased Assets or the Assumed Liabilities)(collectively, the “Excluded Books and Records”);

2.3.6     all trade accounts and notes receivable, any other receivables and other rights to receive payment to the extent arising out of the sale or other disposition of goods or performance of services by the Aprinnova Business including the full benefit of all security for such receivables, and any claims, remedies or other rights related to any of the foregoing;
2.3.7     all raw materials and inventory used, or held for use, in the Aprinnova Business;
2.3.8     all insurance policies insuring the Aprinnova Business and the Purchased Assets;
2.3.9     all Contracts (and all rights thereunder) other than the Assumed Contracts; and
2.3.10     all of Seller’s rights, interests and claims to any Tax refund or credits relating to the Aprinnova Business or the Purchased Assets for any Pre-Closing Tax Period.
2.4     Excluded Liabilities. Buyer shall not assume, nor become responsible for, any Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), each of which shall remain the Liability of Seller of such Affiliate. For the avoidance of doubt, Excluded Liabilities includes all Liabilities arising out of, in respect of or relating to:
2.4.1     the ownership of the Purchased Assets or the operation or conduct of the Aprinnova Business prior to the Closing;
2.4.2     any default under or any breach or violation of any Assumed Contract prior to the Closing;
2.4.3     all trade accounts payable, regardless of when incurred, billed or imposed, of Seller or any of its Affiliates;
2.4.4     all Actions pending or threatened against the Seller or any of its Affiliates;
2.4.5     all purchase orders issued prior to the Closing under the Assumed Contracts;
2.4.6     the Excluded Assets;
2.4.7     (a) all Taxes of, or imposed on, Seller for any Tax period (including any such Taxes that Buyer is liable for as withholding agent or as transferee or successor) (except to the extent of any penalties, interest and similar amount arising from Buyer’s failure to timely pay any amounts that it deducts or withholds under Section 2.6 to the appropriate Governmental Authority), and (b) any Taxes of, or with respect to, the Aprinnova Business or the Purchased Assets for any Pre-Closing Tax Period, (which in the case of a Straddle period, shall be allocated to the Pre-Closing Tax Period in accordance with the methodology set forth in Section 6.7.5), but excluding any Transfer Taxes;
2.4.8     any indebtedness of Seller or any of its Affiliates including (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures or other instruments, (iii) all obligations for the deferred purchase price of property or services, (iv) all obligations under outstanding letters of credit, performance bonds or similar instruments and/or any bank overdrafts, default payments or similar charges, (v) all capitalized lease obligations, (vi) all obligations for all guarantees of any of the items set forth in the foregoing clauses (i) through (v), and (vii) all outstanding prepayment premiums or breakage costs, if any, and accrued interest (including default interest, if any), fees and expenses related to any of the items set forth in clauses (i) through (vi).
2.4.9     all (i) payments or entitlements that Seller Parties, Aprinnova Business or any of their Affiliates or any of their respective ERISA Affiliates may owe or have promised to pay to any current or former employees (including all Aprinnova Business Employees), officer, directors, independent contractors or consultants (or any dependent or beneficiary of that person), including wages, other remuneration, holiday or vacation pay, bonus, change of control, retention, key employee incentive plan payments, severance pay (statutory or otherwise), commission, post-employment medical or life obligations, pension contributions, insurance premiums, Taxes, and any other Liability, payment or obligations related to such current or former employees, officer, directors, independent contractors and consultants including any Liability arising under the Worker Adjustment and Retraining Notification Act and any similar state or local law, any Liability for COBRA coverage, labor or similar Law, if any, any withdrawal Liability related to any Benefit Plan that is a “multiemployer plan” (as such term is defined under Section 3(37) of ERISA), and any such Liabilities arising out of or resulting in connection with the consummation of the transactions contemplated by this Agreement, in the case of each of the foregoing, to the extent incurred, accrued or arising on or prior to the Closing, (ii) ERISA Affiliate Liability, (iii) any Liability relating to a current or former employee (including all Aprinnova Business Employees), officer, director, independent contractor or consultant and his or her employment or service with Seller Parties, Aprinnova Business, or any ERISA Affiliate, or (iv) any obligation, Liability or expense relating to any collective bargaining agreement in connection with or related to Seller Parties, Aprinnova Business, or any ERISA Affiliate, (v) any obligation, Liability or expense relating to or arising out of the employment practices of Seller Parties, Aprinnova Business, or any ERISA Affiliate occurring prior to or after the Closing, including any violation by Seller Parties, Aprinnova Business or their Affiliates of any labor or employment agreement, and (vi) any obligation, Liability or expense relating to or arising out of any Labor Law violations; and
2.4.10     this Agreement and the other Transaction Documents (other than Liabilities or obligations attributable to any failure by Buyer to comply with the terms hereof or thereof).
The parties acknowledge that the agreements contained in this Section 2.4 are an integral part of the Contemplated Transactions and that Buyer would not have entered into this Agreement if it had been required to assume any of the Liabilities of Seller or its Affiliates that are Excluded Liabilities.
2.5     Purchase Price. In consideration of the sale and transfer of the Purchased Assets, Buyer agrees to assume the Assumed Liabilities and pay to Seller, by wire transfer of immediately available funds in accordance with written instructions given by Seller to Buyer not less than two (2) Business Days prior to the Closing Date, (a) at the Closing, $200,000,000 (the “Initial Purchase Price”) and (b) as if when payable pursuant to Section 3.6, the Earn-Out Payments (clauses (a) and (b) together the “Purchase Price”).
2.6     Withholding Taxes. The Buyer and any other withholding agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to Seller pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any applicable provision of federal, state or local Tax law or under any applicable Law; provided, however, that if Buyer or the withholding agent determines that any such deduction or withholding (other than any such deduction or withholding for payments treated as compensation to an employee for services) is required by applicable Law, Buyer shall (a) provide Seller with prior written notice of Buyer’s intent to deduct or withhold under applicable Law, which notice shall include the basis for such deduction or withholding, at least five (5) days prior to making any such deduction or withholding, and (b) cooperate in good faith with Seller to reduce or eliminate such deduction or withholding to the maximum extent permitted by applicable Law (including by accepting any properly completed documentation provided by Seller or any of its equityholders). Any amounts deducted or withheld pursuant to this Section 2.6 will be timely remitted by the Buyer to the appropriate Tax Authority. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid by the Buyer to the Seller.
ARTICLE 3.
CLOSING; CLOSING DELIVERIES
3.1     Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place through the electronic exchange of the closing deliverables described herein as soon as practicable, but in no event later than the third (3rd) Business Day after the date on which all of the conditions set forth in Article 3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions by the party or parties entitled to the benefit thereof) have been satisfied or waived, or at such other time or place as Buyer and Seller Parent may agree. The date the Closing takes place shall be referred to as the “Closing Date”. Closing will be deemed to occur at 11:59 p.m., New York time, on the Closing Date.
3.2     Deliveries by Buyer. At Closing, Buyer shall deliver, or cause to be delivered, to the Seller Parties, the following:
3.2.1     the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;
3.2.2     the License Agreement, duly executed by Buyer;
3.2.3     the Trademark Assignment Agreement, duly executed by Buyer;
3.2.4     the Framework Supply Agreement Appendices, duly executed by Givaudan International; and
3.2.5     the Initial Purchase Price, paid in accordance with Section 2.5.
3.3     Deliveries by the Seller Parties. At Closing, the Seller Parties shall deliver, or cause to be delivered, to Buyer:
3.3.1     the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller;
3.3.2     the License Agreement, duly executed by Seller and Seller Parent;
3.3.3     the Trademark Assignment Agreement, duly executed by Seller;

3.3.4     the Framework Supply Agreement Appendices, duly executed by Seller Parent;
3.3.5     an IRS Form W-9, duly executed by Seller;
3.3.6     the documents and records included in the Purchased Assets in accordance with Section 3.4;
3.3.7     the Joinder, pursuant to which Seller shall not become a party to this Agreement, in accordance with Section 3.5; and
3.3.8     evidence reasonably satisfactory to Buyer that each counterparty to an Assumed Contract or other Contract identified on Schedule 3.3.8 hereto has provided written Consent to the assignment of such Assumed Contracts to Buyer or the transfer of the Purchased Assets to Buyer, the effectiveness of which Consent may be conditioned upon the Closing having occurred, along with evidence reasonably satisfactory of Buyer of associated lien releases and instruments of discharge with respect to all Encumbrances on the Purchased Assets associated therewith, as applicable.
3.4     Further Assurances. Prior to the Closing, the Seller Parties shall use their respective commercially reasonable efforts to identify and locate the documents and records included in the Purchased Assets and at Closing will deliver the documents and records in the Seller Parties’ or any of their respective Affiliates’ possession to Buyer either through electronic means or at a physical address designated by Buyer to Seller not less than two (2) Business Days prior to the Closing Date. From time to time, at a Seller Party’s or Buyer’s request, whether on or after the Closing Date, Buyer or a Seller Party, as the case may be, shall and shall cause its Affiliates to, for no further consideration, execute and deliver such further instruments of conveyance, transfer and assignment and take such other actions as such Seller Party or Buyer, as the case may be, may reasonably require of the other Party to more effectively assign, convey and transfer to Buyer the Purchased Assets and effect the assumption by Buyer of the Assumed Liabilities, in each case on the terms and conditions set forth in this Agreement.
3.5     Joinder of Seller. Seller Parent shall cause Seller to, prior to the Closing, execute and deliver to Buyer a Joinder, in the form of Exhibit F, making Seller a party to this Agreement (the “Joinder”).
3.6     Earn-Out Payments. Upon the terms and subject to the conditions of this Agreement, as additional consideration for the transfer of the Purchased Assets to Buyer pursuant to Section 2.1, Buyer shall pay to Seller an amount in cash calculated with respect to each Earn-Out Period as follows:
3.6.1     For each Earn-Out Period, Buyer shall make the payments described in this Section 3.6.1 (each such annual amount, an “Earn-Out Payment”) in the manner set forth in Section 3.6.4.
(a)The Earn-Out Payment for the First Earnout Period shall be paid only if (i) Annual Aprinnova Actual Sales Value for the First Earnout Period (as finally determined pursuant to Section 3.6.2) exceeds the First Earnout Target and (ii) the Sales Volume for the First Earnout Period (as finally determined pursuant to Section 3.6.2) exceeds the First Earnout Volume Target. In such event, the Earn-Out Payment for the First Earnout

Period (the “First Earnout Payment”) shall be equal to the lesser of (x) [***] and (y) fifty percent (50%) of (i) 4.4 multiplied by (ii) the amount by which Annual Aprinnova Actual Sales Value for the First Earnout Period (as finally determined pursuant to Section 3.6.2) is greater than the First Earnout Target.
(b)The Earn-Out Payment for the Second Earnout Period shall be paid only if (i) Annual Aprinnova Actual Sales Value for the Second Earnout Period (as finally determined pursuant to Section 3.6.2) exceeds the Second Earnout Target and (ii) the Sales Volume for the Second Earnout Period (as finally determined pursuant to Section 3.6.2) exceeds the Second Earnout Volume Target. In such event, the Earn-Out Payment for the Second Earnout Period (the “Second Earnout Payment”) shall be equal to the lesser of (x) [***] and (y) fifty percent (50%) of (i) 4.4 multiplied by (ii) the amount by which Annual Aprinnova Actual Sales Value for the Second Earnout Period (as finally determined pursuant to Section 3.6.2) is greater than the Second Earnout Target.
(c)The Earn-Out Payment for the Third Earnout Period shall be paid only if (i) Annual Aprinnova Actual Sales Value for the Third Earnout Period (as finally determined pursuant to Section 3.6.2) exceeds the Third Earnout Target and (ii) the Sales Volume for the Third Earnout Period (as finally determined pursuant to Section 3.6.2) exceeds the Third Earnout Volume Target. In such event, the Earn-Out Payment for the Third Earnout Period shall be equal to the lesser of (x) [***] and (y) fifty percent (50%) of (i) 4.4 multiplied by (ii) the amount by which Annual Aprinnova Actual Sales Value for the Third Earnout Period (as finally determined pursuant to Section 3.6.2) is greater than the Third Earnout Target.
3.6.2     Within thirty (30) days (or if the last day of such period is not a Business Day, then on the first Business Day following the last day of such period) following the end of each Earnout Period, Buyer will prepare and deliver to Seller a written schedule (the “Earn-Out Schedule”) setting forth its calculations of Annual Aprinnova Actual Sales Value, the Sales Volume and the Earn-Out Payment for such applicable Earnout Period, including the basis for such calculations set forth in reasonable detail. Upon receipt of the Earn-Out Schedule, Seller shall have twenty five (25) days (or if the last day of such period is not a Business Day, then on the first Business Day following the last day of such period) (the “Review Period”) to review the Earn-Out Schedule and the related calculations of Annual Aprinnova Actual Sales Value, the Sales Volume and the Earn-Out Payment. In connection with such review of the Earn-Out Schedule, Buyer shall, and shall cause the Aprinnova Business to, make available during normal business hours (subject to execution of customary confidential agreements) to Seller and its Representatives such documents, books, records, work papers, facilities, personnel and other information of Buyer with respect to the Aprinnova Business to the extent relating to the calculation of the Annual Aprinnova Actual Sales Value or the Sales Volume, in each case as Seller may reasonably request in order to permit the timely review of the Earn-Out Schedule in accordance with this Section 3.6.2; provided, that Buyer and the Aprinnova Business shall not be required to provide any such information or access if it would (i) violate any agreement or Law or (ii) result in the waiver of any legal privilege or work product protection; provided, that the applicable Party will notify the other Party in reasonable detail of the circumstances giving rise to any non-disclosure pursuant to the foregoing and to permit disclosure of such information to the extent possible, in a manner consistent with privilege or Law. If Seller has accepted such Earn-Out Schedule in writing or has not given written notice (an “Earn-Out Statement of Objections”) to Buyer setting forth in reasonable detail any objection of Seller to the Earn-Out Schedule (which objections shall be limited to the Annual Aprinnova Actual Sales Value or the Sales Volume not having been calculated in accordance with this Agreement or mathematical errors) prior to the expiration of the applicable Review Period, then such Earn-Out Schedule shall be final and binding upon the Parties, and the Earn-Out Payment set forth on such Earn-Out Schedule shall be deemed to be the final Earn-Out Payment for such Earn-Out Period. Any items in the Earn-Out Statement not objected to in the Earn-Out Statement of Objections shall be final and binding on the Parties. If Seller delivers an Earn-Out Statement of Objections during the Review Period, Buyer and Seller shall use their reasonable efforts to agree on the amount of Annual Aprinnova Actual Sales Value, the Sales Volume and the Earn-Out Payment for such Earn-Out Period within fifteen (15) days (or if the last day of such period is not a Business Day, then on the first Business Day following the last day of such period) following the receipt by Buyer of the Earn-Out Statement of Objections. If the Parties are unable to reach an agreement as to such amounts within such fifteen (15) day period, then either Buyer or Seller may submit the matter to a mutually agreed internationally recognized certified public accounting firm that has not performed accounting, tax or auditing services for Buyer or Seller or any of their respective Affiliates after February 21, 2020 (the “Arbitrating Accountant”). The Arbitrating Accountant’s function will be to resolve each element of the Earn-Out Statement of Objections that has not been resolved by Buyer and Seller, to revise the Earn-Out Schedule to reflect such resolutions and to recalculate the Annual Aprinnova Actual Sales Value, the Sales Volume and the Earn-Out Payment, if any, based on the elements and amounts reflected on the revised Earn-Out Schedule. The Parties shall use commercially reasonable efforts to cause the Arbitrating Accountant shall make such determination within thirty (30) days (or if the last day of such period is not a Business Day, then on the first Business Day following the last day of such period) following the submission of the matter to the Arbitrating Accountant for resolution, and such determination shall be final and binding upon Buyer and Seller. In making such determination, the Arbitrating Accountant will be bound by the provisions of this Agreement and may not revise any element of the Earn-Out Schedule that is not contested in the Earn-Out Statement of Objections or assign a value to any disputed element of the Earn-Out Statement of Objections greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Arbitrating Accountant shall act as an expert, not as an arbitrator. Each of the Arbitrating Accountant’s decision, the revised Earn-Out Schedule and the revised calculation of the Annual Aprinnova Actual Sales Value, the Sales Volume and the Earn-Out Payment, if any, will be final and binding upon the Parties, and judgment may be entered on the award. Buyer and Seller shall share the fees and expenses of the Arbitrating Accountant in inverse proportion to the relative amounts subject to the Earn-Out Statement of Objections determined in favor of such Party, in accordance with the following formulas: (i) Seller shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Earn-Out Statement of Objections resolved in favor of Buyer and the denominator of which is the total dollar amount subject to the Earn-Out Statement of Objections and (ii) Buyer shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Earn-Out Statement of Objections resolved in favor of Seller and the denominator of which is the total dollar amount subject to the Earn-Out Statement of Objections.
3.6.3     Subject to Section 9.3.5, if Seller is entitled to an Earn-Out Payment for any Earnout Period, Buyer shall pay such Earn-Out Payment by wire transfer of immediately available funds, to Seller or to such accounts as designated by Seller in writing to Buyer, no later than May 20 following the completion of such Earnout Period (i.e., the Earn-Out Payment for First Earnout Period shall be paid no later than May 20, 2024); provided that if the amount of such Earn-Out Payment has not been finally determined in accordance with Section 3.6.2 prior to twenty (20) Business Days prior to May 20, such Earn-Out Payment shall be paid within twenty (20) Business Days following the final determination that the Earn-Out Schedule and calculation of the applicable Earn-Out Payment is final and binding upon the Parties in accordance with Section 3.6.2.
3.6.4     During the Earn-Out Period Buyer shall, and shall cause the Aprinnova Business to, maintain such books and records related to the Aprinnova Business sufficient to allow independent verification of the results of the operations of the Aprinnova Business, for purposes of calculating the Annual Aprinnova Actual Sales Value and Earn-Out Payment for each year of the Earn-Out Period. Buyer shall not, directly or indirectly, take any actions, or omit to take any actions, in bad faith for the primary purpose of avoiding or reducing an Earn-Out Payment.
3.7     Method of Delivery of Purchased Assets. To the extent practicable, Seller shall deliver all of the Purchased Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of Transfer Taxes if such method of delivery does not adversely affect the condition, operability, or usefulness of any Purchased Asset.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
Subject to the disclosures and other responses set forth in the disclosure schedule dated as of the date hereof and delivered by the Seller Parties to Buyer (the “Disclosure Schedule”) (subject to Section 10.9), Seller Parent hereby represents and warrants to Buyer, that:
4.1     Organization and Authority. Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware. Seller Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Each Seller Party has all necessary corporate or other entity power and authority to enter into, execute and deliver this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. The execution and delivery by each Seller Party of this Agreement and of each other Transaction Document to which it is a party, the performance by each Seller Party of its obligations hereunder and thereunder and the consummation by each Seller Party of the Contemplated Transactions have been authorized by all requisite corporate or other entity action. This Agreement and each other Transaction Document to which each Seller Party is a party has been duly and validly executed by such Seller Party, and, assuming the due authorization, execution and delivery by Buyer, this Agreement and each such other Transaction Document is a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally and rules of law and general equitable principles, including those governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).
4.2     No Conflicts; Consents. The execution, delivery and performance of this Agreement and each other Transaction Document to which each Seller Party is a party by such Seller Party do not and will not, and the consummation of the Contemplated Transactions and compliance with the terms and conditions hereof and thereof by each Seller Party do not and will not: (a) violate, conflict with or result in the breach of the organizational documents of such Seller Party; (b) result in a breach, violation of, or default under, or create in any Person the right to terminate, cancel, accelerate or modify, require any Consent under, or result in the loss of any benefit to which such Seller Party is entitled under (in each case whether after the giving of notice or the lapse of time of both), (i) any Assumed Contract or (ii) any other Contract to which any of the Purchased Assets or Assumed Liabilities are subject or such Seller Party is bound; (c) subject to compliance with the applicable requirements of the HSR Act, conflict with or violate, any Law applicable to such Seller Party or the Purchased Assets or the Assumed Liabilities; or (d) result in the creation of an Encumbrance upon any of the Purchased Assets except, in the case of clauses (b)(ii), (c) and (d), as would not, individually or in the aggregate, be material to the Aprinnova Business or Purchased Assets and the Assumed Liabilities, taken as a whole, and would not, individually or in the aggregate, reasonably be expected to prevent or materially and adversely affect the ability of such Seller Party to carry out its obligations under this Agreement or the other Transaction Documents or to consummate the Contemplated Transactions.
4.3     Consents and Approvals. The execution, delivery and performance of this Agreement and the other Transaction Documents by each Seller Party, and the consummation of the Contemplated Transactions by each Seller Party, do not require any Consent of any Governmental Authority or other Person, except (i) compliance with any applicable requirements of the HSR Act and (ii) to the extent failure to obtain such Consent would not, individually or in the aggregate, be material to the Purchased Assets or the Assumed Liabilities, taken as a whole, and would not, individually or in the aggregate, reasonably be expected to prevent or materially and adversely affect the ability of such Seller Party to carry out its obligations under this Agreement or the other Transaction Documents or to consummate the Contemplated Transactions. The Aprinnova Business does not (i) produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (ii) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure” as such term is defined in 31 C.F.R. § 800.212; or (iii) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, in turn, none of the Persons conducting the Aprinnova Business is a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248.
4.4     Compliance with Law; Litigation and Claims.
4.4.1     Except as disclosed in Schedule 4.4.1(a), neither Seller Party is or has been for the past five (5) years in default or violation in any material respect of any Law or Permit applicable to the Aprinnova Business or by which any of the Purchased Assets or Assumed Liabilities is bound and no Seller Party has received any written notice alleging any material default of or material violation of any Law or Permit applicable to the Aprinnova Business or by which any of the Purchased Assets or Assumed Liabilities are bound. There is no Action pending or, to the Knowledge of Seller Parent, threatened, against any Seller Party, related to the Purchased Assets, the Assumed Liabilities or the Aprinnova Business. There are no outstanding writs, injunctions, decrees, arbitration unsatisfied decisions, unsatisfied judgments or orders issued by any Governmental Authority (“Orders”) outstanding against any Seller Party or to which the Aprinnova Business or any of the Purchased Assets or Assumed Liabilities is subject or bound. None of the products sold pursuant to the Assumed Contracts contain substances that are regulated by Law because of their potential harm to human health. None of the products of the Aprinnova Business contain substances that are regulated by Law because of their potential harm to human health. Schedule 4.4.1(b) sets forth a true, correct and complete list of each Permit by or which any of the Purchased Assets or Assumed Liabilities is bound or required to fulfill any obligations or receive any benefits under any Assumed Contracts.
4.4.2     The storage practices, preparation, ingredients, and composition for each of the products delivered pursuant to the Assumed Contracts (i) are and have been in compliance in all material respects with all applicable Law, including Law (the “FDA Laws”), if applicable, administered by the United States Food and Drug Administration (the “FDA”), and (ii) are and have been in compliance in all material respects with all internal quality management policies and procedures of the Seller Parties. Neither Seller Party nor any of their respective Affiliates has received any written notification of any pending or threatened Action from the FDA, alleging potential or actual non-compliance by, or liability of, the Aprinnova Business under any FDA Laws. The Seller Parties hold such Permits of the FDA required for the manufacture and sale of the products delivered pursuant to the Assumed Contracts (collectively, the “FDA Permits”) and all such FDA Permits are in full force and effect. Each of the Seller Parties has fulfilled and performed all of its obligations pursuant to the FDA Permits or applicable Law, and, to the Knowledge of Seller Parent, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any FDA Permit. The Clinical and Pre-Clinical Studies conducted by or on behalf of or sponsored by the Seller Parties and their Affiliates with respect to the products delivered pursuant to the Assumed Contracts were and, if still pending, are being conducted in accordance with all applicable Laws. “Clinical and Pre-Clinical” refers to studies designed to test the safety and efficacy of an active ingredient with the intent of supporting an IND (investigational new drug application) with the FDA. Neither Seller Party nor any of their respective Affiliates has received any written notices or correspondence, to the Knowledge of Seller Parent, any oral correspondence from the FDA or any other Governmental Authority with respect to any ongoing clinical or pre-clinical studies with respect to the products delivered pursuant to the Assumed Contracts requiring the termination or suspension of such studies.
4.4.3     No Governmental Authority nor any other Person has notified any Seller Party or any of their respective Affiliates, in each case, with respect to the Aprinnova Business in writing of any actual or alleged violation or breach of any Anti-Corruption Law. Neither Seller Party nor any of their respective Affiliates, in each case, with respect to the Aprinnova Business has undergone since January 1, 2019 and is not undergoing any audit, review, inspection, investigation, survey or examination of records relating to such Seller Party’s or its Affiliate’s compliance with Anti-Corruption Laws, in each case, with respect to the Aprinnova Business. None of the Seller Parties nor any of their respective Affiliates, or, to the Knowledge of Seller Parent, any director, officer, agent, employee or other Person acting on behalf of any Seller Party or any of their respective Affiliates, in each case, with respect to the Aprinnova Business, has at any time during the last five (5) years (i) been under any administrative, civil or criminal investigation or indictment and is not party to any Action involving alleged false statements, false claims or other improprieties relating to any Seller Party’s or any of their respective Affiliates’, in each case, with respect to the Aprinnova Business, compliance with Anti-Corruption Laws; (ii) materially violated or is in material violation of any provision of Anti-Corruption Laws; (iii) used any corporate funds of any Seller Party or any of their respective Affiliates for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Aprinnova Business, or failed to disclose fully any such contribution in violation of Laws; (iv) directly or directly paid any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or in any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (v) made any unlawful payment or given any other unlawful consideration to any customer, agent, distributor or supplier of any Seller Party or any of their respective Affiliates or any director, officer, agent or employee of such customer or supplier, in each case, with respect to the Aprinnova Business. The Seller Parties have developed and implemented an anti-corruption compliance program that includes internal controls, policies, and procedures designed to ensure compliance in all material respects with any applicable national, regional or local anticorruption Law. Neither Seller Parent nor Seller, in each case, with respect to the Aprinnova Business, is nor, to the Knowledge of Seller Parent, is any director or officer of either Seller Party, the target of U.S. sanctions or sanctions in any other jurisdiction in which the Aprinnova Business has business operations or arrangements (collectively, “Sanctions”), including any Sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or the U.S. State Department. No Seller Party, in each case, with respect to the Aprinnova Business, conducts any business or has for the past three (3) years conducted any business, directly or indirectly, with any Governmental Authority or other Person that is the target of Sanctions, including any Person that appears on OFAC’s Specially Designated Nationals and Blocked Persons List (the “SDN List”) or, to the Knowledge of Seller Parent, any Person owned or controlled by an entity or individual that appears on the SDN List. For the purposes of this Section, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.
4.5     Title to Purchased Assets. Seller has good and valid title to and the right to transfer (or cause to be transferred) all Purchased Assets, in accordance with the terms of this Agreement, free and clear of all Encumbrances. No Affiliate of either Seller Party (other than Seller) owns or has any right to any Purchased Asset.
4.6     Tax Matters. All material Tax Returns required to have been filed by Seller have been duly and timely filed (taking into account any extensions of time to file such Tax Returns that were validly obtained by Seller) and all such, Tax Returns are true, complete and correct in all material respects, and all material Taxes required to have been paid by Seller have been timely paid (whether or not shown to be due on any Tax Return). There are no rulings, settlement or closing agreements or other transactions or agreements that Seller has entered into prior to the Closing with respect to Taxes that would bind Buyer or give rise to any Tax liability for Buyer or its Affiliates after the Closing. There are no Encumbrances for Taxes on any of the Purchased Assets. There are no audits, examinations, investigations or other proceedings with respect to Taxes pending or threatened against or with respect to the Seller. Neither Seller Parent nor Seller has agreed to waive or extend a statutory period of limitations applicable to any claims for, or the period for the collection or assessment or reassessment of, Taxes of Seller and no request for any such waiver or extension is currently pending (other than an extension arising as a result of Seller obtaining an extension of time to file a Tax Return). All deficiencies for Taxes asserted or assessed in writing against Seller have been fully and timely paid, settled or properly reflected in the financial statements (taking into account any applicable extension periods) in accordance with GAAP. Within the last six (6) years, no jurisdiction in which Seller does not file Tax Returns has asserted in writing that Seller may be subject to Tax in such jurisdiction, which written assertion has not been withdrawn or settled in full. Except as set forth on Schedule 4.6, Seller has not been a member of an affiliated, consolidated, combined or unitary group or has any liability for Taxes of any Person (other than itself) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a result of any express or implied obligation to indemnify any other Person, in each case, as a transferee or successor, by Contract (other than a Contract the principal subject matter of which is not Taxes).
4.7     Assumed Contracts. Seller Parent has made available to Buyer true and complete copies of all Assumed Contracts (together with all amendments and schedules and addenda thereto). Each Assumed Contract is a valid and binding obligation of Seller and, to the Knowledge of Seller Parent, the other parties thereto, and is in full force and effect, and enforceable against Seller, and, to the Knowledge of Seller Parent, the other parties thereto, in each case subject to the Enforceability Exceptions. Neither Seller nor, to the Knowledge of Seller Parent, any other party thereto is in material breach of, or material default under, any Assumed Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder. Neither Seller Party nor any of their respective Affiliates has received written, or to the Knowledge of Seller Parent, oral notice of termination, cancellation or non-renewal with respect to any Assumed Contract or notice of a counterparty’s intention to terminate, cancel, not renew, materially and adversely amend or materially reduce the product quantities to be purchased under such Assumed Contract. Except as set forth on Schedule 4.7 of the Disclosure Schedule, no Assumed Contract has been amended or otherwise modified.
4.8     Intellectual Property. All Transferred Trademarks and License Agreement Intellectual Property are solely owned and, where applicable, solely registered by a Seller Party. A Seller Party has taken all commercially reasonable actions to maintain and protect each of the Transferred Trademarks and the License Agreement Intellectual Property, and including timely paying all renewal and other fees necessary to prevent the Transferred Trademarks and the License Agreement Intellectual Property from lapse or abandonment. To the Knowledge of Seller Parent, (i) the use in the Aprinnova Business of the Transferred Trademarks and the License Agreement Intellectual Property does not infringe or otherwise violate any intellectual property or other proprietary rights of any Third Party; (ii) as of the date hereof, there is no Action pending or threatened in writing against any Seller Party alleging any such infringement or violation or challenging Seller’s or Seller Parent’s rights in or to any of the Transferred Trademarks or the License Agreement Intellectual Property; and (iii) there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. To the Knowledge of Seller Parent, the Transferred Trademarks and the License Agreement Intellectual Property are not being infringed or otherwise violated by any Third Party. The Transferred Trademarks and the License Agreement Intellectual Property, taken together, are sufficient for Buyer to carry on the Aprinnova Business as well as the manufacture, research and development of Ingredients as ingredients for [***] following the Closing substantially in the same manner as presently carried on by Seller; provided that, this sentence shall not be interpreted as a representation or warranty with respect to infringement or other violation of Intellectual Property of a Third Party. The representations and warranties in this Section 4.8 are the sole representations and warranties concerning non-infringement of any Intellectual Property.
4.9     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any Seller Party for which Buyer would have any Liability.

4.10     Absence of Certain Changes.
4.10.1     Except as disclosed in Schedule 4.10 or expressly contemplated by this Agreement and the other Transaction Agreements, since January 1, 2022, the Aprinnova Business has in all material respects been conducted in the ordinary course consistent with past practices, and the Seller has not taken any action which, if taken after the date hereof, would require the consent of Buyer pursuant to Section 6.2. Since January 1, 2022, there has not been any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
4.11     Sufficiency of Assets. Except for the Excluded Assets, the assets or services provided pursuant to the License Agreement and the Framework Supply Agreement Appendices, the Purchased Assets constitute all of the assets owned, used or leased by the Seller in connection with the operation of the Aprinnova Business in all material respects immediately prior to the date hereof. Except for any employees, the Purchased Assets, together with the License Agreement and the Framework Supply Agreement Appendices, include all of the assets, properties, licenses, rights and agreements sufficient in all material respects to perform Seller’s obligations under the Assumed Contracts in substantially the same manner as they were performed by Seller prior to the Closing Date. The Assumed Contracts constitute all of the Contracts used in the Aprinnova Business. Schedule 4.11 sets forth a true, correct and complete list of assets and properties used in the operation of the Aprinnova Business, except for any employees, the assets or services provided pursuant to the License Agreement and the Framework Supply Agreement Appendices, that is owned by or leased by or to any Seller Party or any of their respective Affiliates that is not included in the Purchased Assets.
4.12     Products.
4.12.1     There are no material outstanding product warranty claims or obligations, non-complying product claims or obligations, product liability claims or consumer fraud claims with respect to the products delivered under any of the Assumed Contracts.
4.12.2     Since January 1, 2018, there has been no material product recall, withdrawal of product or similar event related to the Aprinnova Business, no such event is pending or, to the knowledge of Seller, threatened and, to the knowledge of Seller Parent, no circumstances exist which would reasonably be expected to give rise to any such event.
4.13     Aprinnova Business Sales. Schedule 4.13 of the Disclosure Schedule set forth a true, correct and complete list of the aggregate dollar amount of sales of the Aprinnova Business for each quarter of each of the most recently completed three (3) fiscal years by customer, distributor or other applicable counterparty.
4.14     No Implied Representations. Notwithstanding anything to the contrary contained in this Agreement, neither Seller Party nor any of their respective Affiliates nor any of their respective Representatives nor any other Person has made any representation or warranty whatsoever, express or implied, with respect to the subject matter hereof other than those representations and warranties of the Seller Parties expressly set forth in this Article 4 or in any other Transaction Document. Except as set forth in this Article 4 or in any other Transaction Document, neither Seller Party nor any of its respective Affiliates nor any of their respective Representatives make any representation or warranty to Buyer or any of its

Affiliates or any of their respective Representatives with respect to any forward-looking projections, estimates or budgets heretofore made available to Buyer or any of its Affiliates or any of their respective Representatives of future revenues, expenses or expenditures or future results of operations of the Aprinnova Business, the Purchased Assets or the Assumed Liabilities or any other information or documents made available to Buyer or any of its Affiliates or any of their respective Representatives in connection with the transactions contemplated hereby.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Seller Parties that:
5.1     Organization and Authority. The Buyer Parties are each a Société Anonyme validly existing and in good standing under the laws of Switzerland. Each of the Buyer Parties have all necessary corporate or other entity power and authority to enter into, execute and deliver this Agreement and each other Transaction Document to which they are a party, to carry out their respective obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery by the Buyer Parties of this Agreement and each other Transaction Document to which they are a party, the performance by the Buyer Parties of their respective obligations hereunder and thereunder and the consummation by the Buyer Parties of the Contemplated Transactions have been authorized by all requisite corporate or other entity action on the part of the Buyer Parties. This Agreement and each other Transaction Document to which the Buyer Parties are a party has been duly and validly executed and delivered by the applicable Buyer Party, and, assuming the due authorization, execution and delivery by each Seller Party, this Agreement and each such other Transaction Document is a legal, valid and binding obligation of the applicable Buyer Party, enforceable against the applicable Buyer Party in accordance with its terms, subject to the Enforceability Exceptions.
5.2     No Conflicts; Consents. The execution, delivery and performance of this Agreement and of each other Transaction Document to which a Buyer Party is a party by such Buyer Party do not and will not, and the consummation of the Contemplated Transactions and compliance with the terms and condition hereof and thereof by Buyer Party do not and will not: (a) violate, conflict with or result in the breach of the organizational documents of such Buyer Party; (b) result in a material breach, material violation of or material default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any Consent under (in each case whether after the giving of notice or the lapse of time or both), any Contract to which such Buyer Party is a party or to which its properties or assets are subject; (c) subject to compliance with the applicable requirements of the HSR Act, conflict with or violate, any Law applicable to such Buyer Party, except, in the case of clause (c), as would not, individually or in the aggregate, reasonably be expected to prevent or materially and adversely affect the ability of such Buyer Party to carry out its obligations under this Agreement or the other Transaction Documents or to consummate the Contemplated Transactions.
5.3     Consents and Approvals. The execution, delivery and performance of this Agreement and each other Transaction Documents by the Buyer Parties, to which such Buyer Party is a party and the consummation of the Contemplated Transactions by such Buyer Party, do not require any Consent of any Governmental Authority or other Person, except (i) compliance with any applicable requirements of the HSR Act and (ii) to the extent failure to obtain such Consent would not prevent or materially and adversely affect the ability of such Buyer Party to carry out its obligations under this Agreement or the other Transaction Documents or to consummate the Contemplated Transactions.
5.4     Sufficient Funds. At the Closing and at the payment due date of any Earn-Out Payment pursuant to Section 3.6.3. Buyer will have full financial capacity to pay the applicable portion of the Purchase Price due on such date.
5.5     No Other Representations. Except for the representations and warranties expressly set forth in Article 4 or in any other Transaction Document, Buyer acknowledges that no Seller Party nor any of their respective Affiliates nor any of their respective Representatives nor any other Person makes, and Buyer acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Seller Parties, the Aprinnova Business, the Purchased Assets or the Assumed Liabilities or with respect to any other information provided or made available to Buyer or its Affiliates or their respective Representatives in connection with the Contemplated Transactions, including any information, documents, projections, forecasts or other material made available to Buyer or its Affiliates or their respective Representatives in certain “data rooms” or management presentations in expectation of the Contemplated Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties expressly set forth in Article 4 hereof or in any other Transaction Document.
ARTICLE 6.
COVENANTS
6.1     Expenses. All expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a Party, incurred in connection with this Agreement and the Contemplated Transactions, shall be paid by the Party incurring such fees and expenses, whether or not the Contemplated Transactions are consummated.
6.2     Conduct of the Business.
6.2.1     From the date hereof until the Closing Date, except (i) as set forth in Schedule 6.2, (ii) as contemplated by this Agreement or the other Transaction Documents, (iii) as required by Law, or (iv) with Buyer’s consent, which consent shall not unreasonably be withheld, conditioned or delayed, Seller shall, and Seller Parent shall cause Seller to, conduct the Aprinnova Business in the ordinary course consistent with past practice in all material respects and use its commercially reasonable efforts to: (A) preserve intact the present business organization of the Aprinnova Business and Purchased Assets; (B) maintain in effect all Assumed Contracts that do not otherwise expire in accordance with their terms; (C) preserve intact and maintain relationships with third parties, including customers and suppliers of the Aprinnova Business; and (D) maintain, or cause to be maintained, Seller’s current insurance in respect of the Purchased Assets and Assumed Liabilities, or in the event any such policies are cancelled or otherwise terminated, shall obtain, or cause to be obtained, other substantially comparable insurance policies that have substantially the same terms and conditions.
6.2.2     Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as (i) set forth in Schedule 6.2, (ii) as contemplated by the Transaction Documents, (iii) as required by Law, or (iv) with Buyer’s consent, which consent, solely in the case of Section 6.2.9, shall not be unreasonably withheld, conditioned or delayed, Seller Parent shall not, and shall cause Seller not to:
6.2.2.1     sell, lease, license or otherwise transfer or dispose of any Purchased Assets (excluding the Transferred Trademarks);
6.2.2.2     create or otherwise incur any Encumbrance on the Purchased Assets (excluding the Transferred Trademarks);
6.2.2.3     waive any material claims or rights of material value that relate to the Purchased Assets;
6.2.2.4     (i) amend or modify or terminate any Assumed Contract, or (ii) enter into any Contract with respect to the Aprinnova Business other than ordinary course purchase orders entered into under any Assumed Contract;
6.2.2.5     abandon, cancel, let lapse, transfer, grant Encumbrances to, assign, grant licenses to, allow to be dedicated to the public domain, fail to renew, or fail to prosecute, protect or defend, or otherwise alter, burden, or impair the value of any Transferred Trademark and the License Agreement Intellectual Property;
6.2.2.6     consent to the entry of (or amendment to) any decree, judgment or order by any Governmental Authority, or enter into (or amend) any other agreements with any Governmental Authority or enter into any settlement of any pending or threatened Action, or enter into any amendment of any existing settlement agreement, in each case, that purport to bind or affect the Purchased Assets from and after the Closing;
6.2.2.7     enter into any agreement that limits or otherwise restricts in any material respect the Aprinnova Business, or that would reasonably be expected, individually or in the aggregate, to limit or restrict Buyer or any of its Affiliates, from engaging or competing in any line of business, in any location or with any Person from and after the Closing;
6.2.2.8     (i) change or revoke any material Tax election with respect to the Purchased Assets or the Aprinnova Business, (ii) file any amended Tax Return or claim a refund of a material amount of Taxes with respect to the Purchased Assets or the Aprinnova Business, (iii) prepare or file any Tax Return with respect to the Purchased Assets or the Aprinnova Business other than on a basis materially consistent with past practice (except as otherwise required by a change in applicable Tax Law), (iv) settle or compromise any material Tax Action relating to the Purchased Assets or the Aprinnova Business, or (v) seek any Tax ruling from any Governmental Authority with respect to the Purchased Assets or the Aprinnova Business that will be binding on Buyer for any taxable period, or portion thereof, beginning after the Closing Date; or
6.2.2.9 make any material change to the manufacturing and production processes and techniques of the Aprinnova Business other than in the ordinary course of business;

6.2.2.10 make any change to pricing of the products sold by the Aprinnova Business, offer any discounts, rebates or other similar reductions with respect to products sold by the Aprinnova Business, or make any material change to the manner in which the products sold by the Aprinnova Business are marketed, distributed or sold, in each case but solely to the extent unrelated to any Assumed Contract, outside the ordinary course of business; or
6.2.2.11 agree or commit to do any of the foregoing.
6.3     Exclusivity. From the date hereof until the Closing Date (or, if earlier, the termination of this Agreement), except for any of the Contemplated Transactions, each of the Seller Parties shall not, and shall cause its and its Affiliates’ respective directors, officers and other Representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion or agreement, with any party, with respect to the sale of the Aprinnova Business or all or any of the Purchased Assets, or any merger, recapitalization or similar transaction with respect to the Aprinnova Business. Immediately following the execution of this Agreement the Seller Parties shall cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to the sale of the Aprinnova Business or all or any of the Purchased Assets, or any merger, recapitalization or similar transaction with respect to the Aprinnova Business and, as soon as reasonably practicable following the expiration or early termination of the applicable waiting periods under the HSR Act with respect to the Contemplated Transactions, the Seller Parties shall enforce its rights under all confidentiality agreements to require the return or destruction of all information given to such Person. From and after the date hereof, the Seller Parties and its Affiliates shall terminate access to any confidential information in connection with the sale of Aprinnova Business or all or any of the Purchased Assets, or any merger, recapitalization or similar transaction with respect to the Aprinnova Business for all Persons that are not Representatives of Buyer, Seller Parties or their respective Affiliates.
6.4     Commercially Reasonable Efforts; Further Assurance.
6.4.1     Each of the Seller Parties and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Contemplated Transactions, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.
6.4.2     Subject to the terms and conditions of this Agreement, Buyer and each of the Seller Parties shall use their respective commercially reasonable efforts to take, or cause to be taken (including by causing their Affiliates to take), all actions (including instituting litigation or any other Action) and to do, or cause to be done, all things necessary or desirable under Law to consummate the Contemplated Transactions by this Agreement and the other Transaction Documents as soon as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary or desirable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are reasonably necessary to consummate the Contemplated Transactions and the other Transaction Documents as soon as practicable. Each of the Seller Parties and Buyer agree to, and to cause their respective Affiliates to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the Contemplated Transactions. Buyer shall not be obligated to make any payment to any Person to obtain any consent, approval or waiver of such Person.
6.4.3     In furtherance and not in limitation of the foregoing, each of Buyer and the Seller Parties shall make appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions as promptly as practicable and in any event within ten (10) Business Days of the date hereof (which forms shall specifically request early termination of the waiting period prescribed by the HSR Act). Each of Buyer and the Seller Parties shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and applicable Antitrust Laws and, subject to Section 6.4.3, shall take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each of the parties hereto shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority, and shall use reasonable efforts to respond or comply promptly with such inquiries or requests.
6.4.4     If any objections are asserted with respect to the Contemplated Transactions under the HSR Act and any other Antitrust Laws, or if any Action is instituted or threatened by any Governmental Authority or any private party challenging any of the Contemplated Transactions as violative of the HSR Act or any other Antitrust Laws, Buyer shall, subject to the immediately succeeding sentence, use its commercially reasonable efforts to promptly resolve such objections, including by opposing, (A) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the Contemplated Transactions, and (B) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the Contemplated Transactions, including in the case of either (A) or (B) by defending through litigation any action asserted by any Person in any court or before any Governmental Authority, and vigorously pursuing all available avenues of administrative and judicial appeal (and, in each case, subject to the immediately succeeding sentence, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing, as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act, or (y) by any domestic or foreign court or other tribunal, in any Action challenging such transactions as violative of the HSR Act or any other Antitrust Laws), in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the Contemplated Transactions as soon as practicable. Notwithstanding anything to the contrary herein, in no event shall Buyer or any of its Affiliates be required to: (i) agree to hold separate, divest, license or cause a third party to purchase, any of the business or properties or assets of Buyer, the Aprinnova Business or any of Buyer’s Affiliates; (ii) otherwise agree to any restriction on the business of the Buyer, the Aprinnova Business or Buyer’s Affiliates in connection with avoiding or eliminating any restrictions to the consummation of the Contemplated Transactions or (iii) agree to any modification, or waiver of the terms or conditions of this Agreement or any other Transaction Document.

6.4.5     Each of the Seller Parties and Buyer shall offer the other parties the opportunity to participate in any meeting or call with any Governmental Authority (with the exception of calls that are of an administrative nature) in connection with the Transaction Documents or the Contemplated Transactions and, to the extent permitted by Laws, shall provide the other with reasonable advance notice of any such meeting or call. Buyer and each of the Seller Parties shall promptly furnish the other with a copy of all correspondence, filings (other than the Notification and Report Forms pursuant to the HSR Act), notices or other communications (and memoranda setting forth the substance thereof) received or provided by Buyer or such Seller Party, as applicable, from or to a Governmental Authority relating to the Contemplated Transactions (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine).
6.4.6     The parties acknowledge that the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ” and together with the FTC, the “U.S. Antitrust Agencies”) have recently begun the practice of sending a letter to Persons filing notifications under the HSR Act stating solely that, although the waiting period under the HSR Act for the proposed transaction will soon expire, the U.S. Antitrust Agency’s staff has not yet completed its non-public investigation of the proposed transaction and that if the parties close the proposed transaction before the U.S. Antitrust Agency completes its investigation, they do so at their own risk inasmuch as the U.S. Antitrust Agency may challenge the proposed transaction, even after the HSR Act waiting period has expired (a “Pre-consummation Warning Letter”). For the avoidance of doubt, the Buyer and the Seller Parties agree that the receipt by any of them or by their Affiliates of a Pre-consummation Warning Letter or other verbal or written communications from the staff of the U.S. Antitrust Agencies to the same effect shall not, in and of itself, constitute grounds for the assertion that a condition to closing under Article VII has not been satisfied.
6.5     Notices of Certain Events. Each of the Seller Parties and Buyer shall promptly notify the other party of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; (ii) any material notice or other communication from any Governmental Authority in connection with the Contemplated Transactions; (iii) the commencement of any Action that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to, in the case of the Seller Parties, Section 4.4; (iv) any recall, product warranty claims, non-conforming product claims or product safety issues with respect to the products sold by the Aprinnova Business; and (v) any breach or event, the occurrence of which would result in the failure of a condition set forth in Article 7 to be satisfied; provided, that a party’s failure to comply with this Section 6.5 shall not provide the other party hereto or any of such other party’s Affiliates with a right not to effect the Contemplated Transactions solely as a result of such breach.
6.6     Access; Retention of Books and Records.
6.6.1     From the date hereof until the Closing Date (or, if earlier, the termination of this Agreement), and subject to Law, each Seller Party will (and cause their respective Affiliates to) (i) give Buyer, its counsel and other authorized Representatives reasonable access to the properties, books and records of the Aprinnova Business related to the Purchased Assets or the Assumed Liabilities, (ii) furnish to Buyer, its counsel and other authorized Representatives such financial and operating data and other information in the possession of the Seller Parties or any of their respective Affiliates in each case relating to the Purchased Assets, the Assumed Liabilities or the Aprinnova Business as such Persons may reasonably request, and (iii) instruct the employees, independent accountants, counsel and financial advisors of each Seller Party to cooperate with Buyer in its investigation of the Purchased Assets and the Assumed Liabilities. From and after the Closing Date, and subject to Law, upon prior reasonable request, during normal business hours, each of the Seller Parties will afford to Buyer and its Representatives reasonable access to the Excluded Books and Records (subject to Section 2.3.5). Unless otherwise consented to in writing by Buyer, neither Seller Party shall (and shall cause its Affiliates not to), for a period of seven (7) years from the Closing Date, destroy or otherwise dispose of any such books and records without first giving reasonable prior notice to Buyer and offering to surrender such books and records to Buyer. Any access granted pursuant to this Section 6.6 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Seller Parties.
6.7     Tax Matters.
6.7.1     Any Transfer Taxes shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. The Party that is required by Law to pay any Transfer Taxes or file any Tax Returns relating to Transfer Taxes shall timely pay such Transfer Taxes or file such Tax Returns. If a Party (or any of its Affiliates) is required by Law to pay any Transfer Taxes, then the other Party shall promptly reimburse the paying Party for fifty percent of the Transfer Taxes payable by the Paying Party (or its Affiliate) no fewer than two (2) Business Days prior to the date that such Transfer Taxes are due to the applicable Governmental Authority. The Parties shall reasonably cooperate with respect to Transfer Taxes, including (a) joining in the preparation and signing of any Tax Returns relating to Transfer Taxes and (b) taking all commercially reasonable actions to obtain an exemption from, or reduction in, any Transfer Taxes.
6.7.2     The Parties shall allocate the Purchase Price and any other amounts treated as consideration for U.S. federal income tax purposes among the rights granted under the License Agreement and Purchased Assets in accordance with Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation”). Within 90 days following the Closing, Buyer shall provide a draft of the Allocation to Seller and will consider in good faith any comments to the proposed Allocation that are reasonably requested by Seller. Each of the Parties shall (and shall cause their respective Affiliates to) file all Tax Returns (including IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of applicable Law) in a manner consistent with the Allocation, unless a different treatment is otherwise required by applicable Law.
6.7.3     After the Closing, upon reasonable request and without limiting the other provisions of this Agreement, Buyer, on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to each other and their Representatives reasonable cooperation with respect to Tax matters pertaining to the Aprinnova Business and the Purchased Assets, including the furnishing or making available of information and assistance, records, personnel, or other materials reasonably necessary for the preparation or filing of Tax Returns or the defense of an audit, examination, judicial or administrative proceeding; provided, however, that this Section 6.7.3 shall not require any Party to share its or its Affiliates’ income Tax Returns with the other Party.
6.7.4     Unless the relevant action is expressly required by Law, following the Closing, except as consented to by Seller (such consent not to be unreasonably withheld, conditioned or denied), Buyer shall not, and shall not permit its Affiliates to, (a) file any material Tax Returns or material amended Tax Returns which relate exclusively to the Aprinnova Business or the Purchased Assets for a Pre-Closing Tax Period (other than a Straddle Period) or (b) take any action with respect to the Aprinnova Business or the Purchased Assets on the Closing Date, but after the Closing, outside the ordinary course of business, in each case, if the applicable action would be reasonably expected to (i) materially increase the Taxes of Seller for such Pre-Closing Tax Period or its direct or indirect equity holders or (ii) materially increase the amount of the indemnification obligations of the Seller Parties under Section 9.2.1 with respect to Taxes.
6.7.5     In the case of any Straddle Period, the amount of any property, ad valorem or similar Tax in respect of the Aprinnova Business or the Purchased Assets shall be apportioned between the portion of such Straddle Period included and the Pre-Closing Tax Period and the remainder of such Straddle Period by allocating such Taxes on a daily basis for each day in the entire Straddle Period.
6.7.6     The Parties hereby waive compliance with the provisions of any applicable bulk sale or bulk transfer laws of any jurisdiction that may otherwise be applicable with respect to the purchase and sale of the Purchased Assets hereunder.
6.7.7     The Parties agree that (i) any payments made under Section 3.6, Section 6.7.1 or Section 6.10 and (ii) any indemnification payments made under Article 9 shall, in each case, be treated as an adjustment to the aggregate purchase price paid by Buyer for the Purchased Assets for applicable Tax purposes, unless a different treatment is otherwise required by Law.
6.8     Confidentiality. The Seller Parties agree that, from and after the Closing, all non-public information included in the Purchased Assets and any other non-public information related to the Aprinnova Business, the Purchased Assets or the Assumed Liabilities (other than information belonging to a Third Party) is deemed to be confidential information of Buyer (even if such confidential information was originally disclosed to Buyer by a Seller Party) and the Seller Parties shall, and shall cause their respective Affiliates and Representative to, keep confidential and not disclose to any Third Party or use any such information; provided that the Seller Parties may use or disclose confidential information (a) for the purpose of complying with or enforcing a Seller Party’s rights, covenants and obligations under this Agreement or any other Transaction Document and (b) in connection with a Seller Party’s defense against, or prosecution of, any Action to the extent relating to (i) the ownership of the Purchased Assets prior to the Closing, (ii) the Assumed Contracts with respect to any period prior to the Closing, (iii) the operation or conduct of the Aprinnova Business prior to the Closing, or (iv) any Excluded Liability, whether arising prior to or after the Closing; provided, use and disclosure shall not be permitted pursuant to this clause (b) to the extent such use or disclosure would have an adverse effect on the Purchased Assets or the Aprinnova Business following the Closing. Seller Parties shall be permitted to make disclosures from time to time regarding this Agreement and the other Transaction Agreements as required under applicable Law, and any other applicable regulatory reporting obligations, including applicable listing standards; provided, prior to any such disclosure, the Seller Parties (x) shall, to the extent permitted by applicable Law, inform Buyer in advance of any such required disclosure and make modifications to such disclosure as Buyer may reasonably request while still complying with such requirements, (y) shall reasonably cooperate with Buyer in obtaining a protective order or other protection in respect of such required disclosure, and (z) shall limit such disclosure to the extent reasonably possible while still complying with such requirements. Effective as of the Closing, that certain confidentiality agreement, by and between Seller Parent and Givaudan France SAS, dated as of December 19, 2022, shall automatically terminate.
6.9     Approvals and Consents.
6.9.1     Notwithstanding anything to the contrary contained in this Agreement, to the extent that the assignment or attempted assignment to Buyer of any Assumed Contract would require any Consent of any Governmental Authority or other Person and such Consent shall not have been obtained prior to the Closing, this Agreement shall not constitute an assignment or an attempted assignment thereof if any such assignment would constitute a breach of Law, any Contract or the rights of any Third Party or would materially and adversely affect the rights of Seller thereunder. The Parties shall use their reasonable efforts, and shall cooperate with each other, both before and after the Closing, to obtain promptly such Consent.
6.9.2     Once such Consent is obtained, Seller shall assign such Assumed Contract to Buyer for no additional consideration. Applicable Transfer Taxes, if any, in connection with such assignment shall be paid in accordance with Section 6.7.1.
6.9.3     To the extent that any Assumed Contract cannot be assigned to Buyer at the Closing pursuant to this Section 6.9, Seller and Buyer shall use their reasonable efforts (including subleasing, sublicensing or subcontracting) to cooperate with each other in any reasonable and lawful arrangement designed to provide to Buyer the economic (taking into account Tax costs and benefits) and, to the extent permitted under Law, operational equivalent of obtaining such Consent and the performance by Buyer of its obligations thereunder. To the extent permitted under Law, Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller to the extent related to any such Assumed Contract in connection with the arrangements under this Section 6.9.3. To the extent that Buyer is provided the benefits pursuant to this Section 6.9.3 of any Assumed Contract, Buyer shall perform, on behalf of Seller, for the benefit of all other parties thereto, the obligations of Seller thereunder or in connection therewith, but only to the extent that such action by Buyer would not result in any material default thereunder or in connection therewith (in which case, Buyer shall no longer be entitled to receive the benefits of such Assumed Contract).
6.10     Wrong Pockets.
6.10.1     If at any time after the Closing, any Seller Party or any of its Affiliates (a) receives any payment, remittance or other amount in respect of any Purchased Asset or Assumed Liability or (b) is in possession of any Purchased Assets, then, in each case, such Seller Party shall, or shall cause its Affiliates to transfer such funds or assets to Buyer (or Buyer’s designee) as soon as reasonably practicable upon identification of such funds or assets, for no additional consideration; it being acknowledged and agreed that Buyer shall have already paid full consideration for all such funds and assets by payment of the Purchase Price. Prior to any such transfer, such Seller Party shall, or shall cause its Affiliates to, preserve the value of and hold in trust for the use and benefit of Buyer of such funds or assets and provide to Buyer all of the benefits arising from such funds or assets and otherwise cause such funds or assets to be used as reasonably instructed by Buyer.
6.10.2     If at any time after the Closing, Buyer or any of its Affiliates (a) receives any payment, remittance or other amount in respect of any Excluded Asset or Excluded Liability or (b) is in possession of any Excluded Assets that were transferred to Buyer in error, then, in each case, Buyer shall promptly transfer such funds or assets to the applicable Seller Party (or such Seller Party’s designee) as soon as reasonably practicable upon identification of such funds or assets, for no consideration (net of any reasonable fees and expenses incurred by as a result of such error). Prior to any such transfer, Buyer shall, or shall cause its Affiliates to, preserve the value of and hold in trust for the use and benefit of such Seller Party of such funds or assets and provide to such Seller Party all of the benefits arising from such funds or assets and otherwise cause such funds or assets to be used as reasonably instructed by such Seller Party.
6.10.3     The Parties agree that (a) the Party that is entitled to receive any payment, remittance, Purchased Asset, Excluded Asset or other amount from the other Party pursuant to this Section 6.10.3 (such Party, the “Receiving Party”) shall be treated as the owner or recipient of any such payment, remittance, Purchased Asset, Excluded Asset or other amount for applicable Tax purposes at all times following the Closing, and each of the Parties shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with such Tax treatment, unless a different treatment is otherwise required by Law, and (b) if, notwithstanding clause (a), the Party that is required to transfer any payment, remittance, Purchased Asset, Excluded Asset or other amount to the other Party pursuant to this Section 6.10.3 (such Party, the “Paying Party”) is required to pay any Taxes as a result of the receipt or ownership of the applicable payment, remittance, Purchased Asset, Excluded Asset or other amount, the Receiving Party shall reimburse the Paying Party for any such Taxes that are payable by the Paying Party no fewer than two (2) Business Days prior to the date that the applicable Taxes are due to the applicable Governmental Authority.
6.11     Right of First Refusal.
6.11.1     Buyer shall have a right of first refusal with respect to the manufacturing, distribution, marketing and sale of chemicals developed or derived by Seller Parent or any of its Subsidiaries, including Seller, as ingredients for [***], including any such chemicals that are customer-specific (provided that with respect to any such customer-specific chemical that is subject to an exclusive development agreement with such customer (such arrangement, an “Exclusive Customer Development Arrangement”), the corresponding right of first refusal shall be solely with respect to distribution, marketing, and sale and not with respect to manufacturing) that may be developed by Seller Parent or any of its Subsidiaries, including Seller, after the date hereof (a “Chemical Ingredient”); provided that any chemical that is not developed as an ingredient for [***] shall not constitute a Chemical Ingredient and shall not be subject to this right of first refusal, and Seller Parent and its Subsidiaries, including Seller, retain the right to manufacture, develop, distribute, market and sell, and conduct research on or using, any such chemical other than as an ingredient for [***]. Ingredients currently targeted by Seller are set forth on [***].
6.11.2     Prior to Seller Parent or any of its Subsidiaries entering into any new agreement (or amending or otherwise modifying any existing agreement) with any Third Party with respect to the manufacturing, distribution, marketing or sale of a Chemical Ingredient, Seller Parent shall first present the terms and conditions of such proposed agreement to Buyer and offer to Buyer the right to manufacture, distribute, market and sell such Chemical Ingredient on the same terms and conditions. Buyer’s right of first refusal must be exercised by Buyer with respect to such Chemical Ingredient (i) not subject to an Exclusive Customer Development Arrangement within [***] (or if the last day of such period is not a Business Day, then on the first Business Day following the last day of such period), or (ii) subject to an Exclusive Customer Development Arrangement within [***] (or if the last day of such period is not a Business Day, then on the first Business Day following the last day of such period), of Seller Parent presenting the terms and conditions of such proposed agreement to Buyer (such period, the “ROFR Period”). During the ROFR Period, Seller Parent and its Subsidiaries, including Seller, shall cooperate with Buyer, its Affiliates and their respective Representatives in their review, testing and qualification of the Chemical Ingredient and provide access to the personnel, properties, businesses and operations of Seller Parent and its Subsidiaries, including Seller, and such examination of the books and records of Seller Parent and its Subsidiaries, including Seller, as Buyer reasonably requests in connection with the foregoing; provided, however, that such access will not unreasonably interfere with any of the businesses or operations of Seller Parent and its Subsidiaries, including Seller. In the event such offer is accepted (i) with respect to [***] Exhibit C-1 shall be amended to include the specifications for such Chemical Ingredient, (ii) with respect to [***] Exhibit C-2 shall be amended to include the specifications for such Chemical Ingredient, (iii) with respect to [***] Exhibit C-3 shall be amended to include the specifications for such Chemical Ingredient, (iv) with respect to [***] Exhibit C-4 shall be amended to include the specifications for such Chemical Ingredient and, (iii) the Framework Supply Agreement Appendices shall be amended to include such Chemical Ingredient on terms no less favorable to the Seller Parties and Buyer than those set forth in such Third Party offer.
6.11.3     If Buyer exercises a right of first refusal with respect to the distribution, marketing or sale of a Chemical Ingredient for [***] and fails to commercialize such ingredient within [***] from the date Buyer accepted Seller Parent’s offer, Seller Parent shall provide written notice thereof. If Buyer fails to commercialize such ingredient within [***] following such notice, thereafter Seller Parent shall be entitled to terminate the associated rights of exclusivity with respect to such ingredient by delivering notice of such termination to Buyer (the “Termination Notice”) and any payment previously made by Buyer with respect to such exercise of a right of first refusal shall be refunded by Seller Parties concurrently with the delivery of the Termination Notice. Seller Parent and its Subsidiaries, including Seller, will not enter into, or agree or commit to enter into, any new agreements (or amend or otherwise modify any existing agreement) with any Third Party with respect to the manufacturing, distribution, marketing or sale of a Chemical Ingredient unless Seller Parent has first presented the terms of such proposed agreement to Buyer and Buyer has either notified Seller Parent in writing of Buyer’s intent to decline such offer or Buyer has not accepted such offer within the ROFR Period.
6.11.4     Buyer shall have a right of first refusal with respect to any assets (including Intellectual Property and the assets set forth on Schedule 6.11.4) owned by Seller Parent or any of its Subsidiaries and used in connection with the manufacturing, distribution, marketing or sale of, chemicals as ingredients for [***] (other than any such assets solely used in an Exclusive Customer Development Arrangement) (the “ROFR Assets”). Prior to Seller Parent or any of its Subsidiaries entering into any new agreement (or amending or otherwise modifying any existing agreement) with any Third Party with respect to the sale of any ROFR Asset, Seller Parent shall first present the terms and conditions of such proposed agreement to Buyer and offer to Buyer the right to acquire such ROFR Asset on the same terms and conditions.  Buyer’s right of first refusal must be exercised by Buyer with respect to such ROFR Asset within [***] (or if the last day of such period is not a Business Day, then on the first Business Day following the last day of such period) of Seller Parent presenting the terms and conditions of such proposed agreement to Buyer (such period, the “ROFR Asset Period”).  During the ROFR Asset Period, Seller Parent and its Subsidiaries,

including Seller, shall cooperate with Buyer, its Affiliates and their respective Representatives in their assessment of such ROFR Asset and provide access to the personnel, properties, businesses and operations of Seller Parent and its Subsidiaries, including Seller, and such examination of the books and records of Seller Parent and its Subsidiaries, including Seller, as Buyer reasonably requests in connection with the foregoing; provided, however, that such access will not unreasonably interfere with any of the businesses or operations of Seller Parent and its Subsidiaries, including Seller. Seller Parent and its Subsidiaries, including Seller, will not enter into, or agree or commit to enter into, any new agreements (or amend or otherwise modify any existing agreement) with any Third Party with respect to the sale of any ROFR Asset unless Seller Parent has first presented the terms of such proposed agreement to Buyer and Buyer has either notified Seller Parent in writing of Buyer’s intent to decline such offer or Buyer has not accepted such offer within the ROFR Asset Period.
6.12     Contract Research and Development Services. Seller Parent agree to provide contract research and development services as requested by Buyer to research and develop chemicals as ingredients for [***], on payment and other terms to be agreed between Buyer and Seller Parent. Prior to the Closing, Buyer and Seller Parent shall negotiate in good faith to develop a framework for the payment and other terms on which such services shall be provided (the “R&D Framework”). All Intellectual Property created by, or that otherwise becomes owned by, Seller Parent in connection with such contract research and development services shall be owned by Seller Parent and licensed to Buyer pursuant to the License Agreement.
6.13     Aprinnova Business Employees. Following the Closing, Buyer or any of its Affiliates may, but shall not be required to, offer employment to any or all of the employees of Seller identified on Schedule 6.13 hereto. If Buyer or any of its Affiliates offers employment to any such Person, the Seller Parties shall, and shall cause their respective Affiliates to, waive any restrictive covenants binding upon such Person.
ARTICLE 7.
CONDITIONS TO CLOSING
7.1     Conditions to Obligations of Buyer and Seller Parties. The obligations of Buyer and Seller Parties to consummate the Closing are subject to the satisfaction or, where legally permitted, waiver by each party, of each of the following conditions:
7.1.1     any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired or been terminated; and
7.1.2     no provision of any Law or Order shall prohibit or make illegal the consummation of the Contemplated Transactions.
7.2     Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is also subject to the satisfaction or, in the sole discretion of Buyer, waiver of, each of the following further conditions:
7.2.1     Each of the Seller Parties shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing;

7.2.2     (i) the representations and warranties of the Seller Parties contained in this Agreement (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect) other than the Seller Fundamental Representations (but excluding, for this purpose, the representations and warranties contained in Section 4.6 (Tax Matters) and Section 4.8 (Intellectual Property)) and the representations and warranties in Section 4.10.2 shall be true and correct as of the date hereof and as of the Closing as though made at and as of such time (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date) except where the failure of such representations and warranties, individually or in the aggregate, to be so true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect; and (ii) each of the Seller Fundamental Representations (but excluding, for this purpose, the representations and warranties contained in Section 4.6 (Tax Matters) and Section 4.8 (Intellectual Property)) and the representations and warranties in Section 4.10.2 shall be true and correct as of the date hereof and as of the Closing as though made at and as of such time (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date);
7.2.3     Since the date hereof, no Material Adverse Effect shall have occurred.
7.2.4     Buyer shall have received a certificate signed by an executive officer of each Seller Party confirming the matters set forth in Section 7.2.1, Section 7.2.2 and Section 7.2.3; and
7.2.5     On or prior to the Closing Date, the Seller Parties shall have delivered to Buyer all agreements, instruments and documents required to be delivered by the Seller Parties pursuant to Section 3.3.
7.2.6     At or prior to Closing, Buyer and Seller Parent shall have agreed on the R&D Framework.
7.3     Conditions to Obligations of the Seller Parties. The obligation of Seller Parties to consummate the Closing is also subject to the satisfaction or, in the sole discretion of Seller, waiver of each of the following conditions:
7.3.1     Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;
7.3.2     (i) the representations and warranties of Buyer contained in this Agreement (disregarding any qualification in the text of the relevant representation or warranty as to materiality or material adverse effect) other than the Buyer Fundamental Representations shall be true and correct as of the date hereof and as of the Closing as though made at and as of such time (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date) except where the failure of such representations and warranties, individually or in the aggregate, to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions and (ii) each of the Buyer Fundamental Representations shall be true and correct as of the date hereof and as of the Closing as though made at and as of such time (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date);

7.3.3     Seller shall have received a certificate signed by an executive officer of Buyer confirming the matters set forth in Section 7.3.1 and Section 7.3.2; and
7.3.4     On or prior to the Closing Date, Buyer shall have delivered to Seller all agreements, instruments and documents required to be delivered by Buyer pursuant to Section 3.4.
7.4     Frustration of Closing Conditions. Neither Buyer nor any Seller Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such party’s breach of, or failure to comply with, any provision of this Agreement.
ARTICLE 8.
TERMINATION
8.1     Termination. This Agreement may be terminated at any time prior to the Closing:
8.1.1     by mutual written agreement of the Seller Parties and Buyer;
8.1.2     by either Seller or Buyer if the Closing shall not have been consummated on or before May 22, 2023 (as may be extended by the mutual written agreement of Seller and Buyer, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1.2 shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in the failure of the Closing to be consummated by such time;
8.1.3     by either Seller or Buyer, if there shall be any Law or Order (which shall be final and not subject to further appeal) that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, provided that the right to terminate this Agreement pursuant to this Section 8.1.3 shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in such Law or Order being enacted or becoming applicable to the Contemplated Transactions;
8.1.4     by Buyer if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any Seller Party set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.2.1 or Section 7.2.2 not to be satisfied, and such breach or failure to perform has not been cured or is incapable of being cured within 20 days such Seller’s Party receipt of written notice of such breach from Buyer; provided that Buyer is not then in material breach of this Agreement; or
8.1.5     by Seller if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.3.1 or Section 7.3.2 not to be satisfied, and such breach or failure to perform has not been cured or is incapable of being cured within 20 days after Buyer’s receipt of written notice of such breach from Seller; provided that none of the Seller Parties is then in material breach of this Agreement.
Other than in the case of a termination pursuant to Section 8.1.1, the party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 shall give written notice of such termination to the other party.

8.2     Effect of Termination. If this Agreement is terminated as permitted by Section 8.1, such termination shall be without liability of either party (or any Affiliate or Representative of such party) to the other party to this Agreement other than as set forth in Section 8.3; provided that the provisions of this Section 8.2 and the provisions of Section 6.11, Section 8.3 and Article 10 shall survive any such termination; and provided, further, that the termination of this Agreement shall not relieve any party hereto from any liability for (i) fraud, and (ii) any willful breach of, or failure to perform any obligation under, any covenant or agreement contained in this Agreement.
8.3     Expense Reimbursement. If the Seller has not been joined to this Agreement on or prior to the End Date and this Agreement is terminated as permitted by Section 8.1, then Buyer shall provide an invoice (the “Expense Reimbursement Invoice”) to Seller Parent detailing the out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Buyer and its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (the “Expense Reimbursement Amount”). Promptly (and without limiting the rights of Buyer under Section 10.11), but in any event within three (3) days after the date of delivery of such Expense Reimbursement Invoice, Seller Parent shall pay to Buyer an amount in cash equal to Expense Reimbursement Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer. If Seller Parent fails to pay the Expense Reimbursement Amount pursuant to this Section 8.3 on or prior to the date such amount is due hereunder, and, in order to obtain such payment, Buyer commences an action or proceeding that results in a judgment against Seller Parent for the payment of the Expense Reimbursement Amount, Seller Parent shall pay, or cause to be paid, to Buyer (i) interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date such payment is actually delivered to Buyer and (ii) the out-of-pocket  costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Buyer and its Affiliates in connection with such action or proceeding.
ARTICLE 9.
INDEMNIFICATION
9.1     Survival. All of the representations, warranties and covenants requiring performance at or prior to the Closing contained in this Agreement (other than the Seller Fundamental Representations and the Buyer Fundamental Representations) shall survive the Closing until the eighteen-month anniversary of the Closing Date; provided that (a) the Seller Fundamental Representations (other than the representations and warranties contained in Section 4.6 (Tax Matters)) and the Buyer Fundamental Representations shall survive the Closing until ninety (90) days following the sixth anniversary of the Closing Date, and (b) the representations and warranties contained in Section 4.6 (Tax Matters) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations period. All covenants requiring performance following the Closing contained in this Agreement shall survive until performed in accordance with their respective terms. Notwithstanding the foregoing (a) any obligation to indemnify, defend and hold harmless pursuant to this Article 9 shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice of such claim to the Indemnifying Party in accordance with Section 9.3 and (b) nothing in this Section 9.1 shall be deemed to limit the survival of, or the ability of any Party to make a claim arising out of, any covenant or agreement of any Party that by its terms contemplates or requires performance after the Closing or that is set forth in this Article 9 (including Section 9.2.1(b) and Section 9.2.2) or Article 10.
9.2     Indemnification.
9.1.1     From and after the Closing, the Seller Parties shall jointly and severally indemnify and hold harmless Buyer, its Affiliates and its and their respective Representatives, successors, permitted assigns and controlling persons (the “Buyer Indemnitees”) with respect to:
(a)any and all Losses resulting from, arising out of or related to any breach or inaccuracy in any of the representations or warranties made by a Seller Party in Article 4 of this Agreement;
(b)any and all Losses resulting from, arising out of or related to any breach of any covenant or agreement made or to be performed by any Seller Party pursuant to this Agreement;
(c)any and all Losses resulting from, arising out of or related to any Excluded Asset or Excluded Liability;
(d)the portion of the Transfer Taxes that are the responsibility of Seller pursuant to Section 6.7.1;
(e)any and all Losses resulting from, arising out of or related to any failure to comply with any applicable “bulk sale”, “bulk transfer” or similar Laws in connection with the Contemplated Transactions; and
(f)any and all Terminated Contract Losses.
9.1.2     From and after the Closing, Buyer shall indemnify and hold harmless the Seller Parties and their respective Representatives, successors, permitted assigns and controlling persons (the “Seller Indemnitees”) with respect to:
(a)any and all Losses resulting from, arising out of or related to any breach or inaccuracy in any of the representations or warranties made by Buyer in Article 5 of this Agreement;
(b)any and all Losses resulting from, arising out of or related to any breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement;
(c)any and all Losses resulting from, arising out of or related to any Assumed Liability; and
(d)the portion of the Transfer Taxes that are the responsibility of Buyer pursuant to Section 6.7.1.

9.3     Claims Procedure.
9.3.1     In the event that any Buyer Indemnitee or any Seller Indemnitee should have a claim against the other Party under this Article 9, the Person seeking indemnification (the “Indemnified Party”) shall, as promptly as reasonably practicable after discovery of such claim, deliver written notice of such claim to the Party from whom indemnification is sought (the “Indemnifying Party”). The failure by the Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 9, except to the extent that it has been actually prejudiced by such failure.
9.3.2     If an Indemnified Party receives notice or otherwise learns of the assertion by any Third Party of any claim or demand or of the commencement by any Third Party of any Action as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a “Third Party Claim”), the Indemnified Party shall notify the Indemnifying Party of the Third Party Claim in writing and in reasonable detail describing the basis for any claim for indemnification hereunder and including copies of all material notices and documents received by the Indemnified Party from Third Parties relating to the Third Party Claim (subject to any bona fide claims of attorney-client privilege) promptly (and in any event within thirty (30) days after receipt by such Indemnified Party of written notice of the Third Party Claim); provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 9, except to the extent that it has been actually prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within five (5) Business Days) after the receipt thereof by the Indemnified Party, copies of any and all additional material written notices and documents (including court papers) received by the Indemnified Party from Third Parties relating to the Third Party Claim, subject to any bona fide claims of attorney-client privilege.
9.3.3     The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within thirty (30) days after receipt of notice from the Indemnified Party, to assume and conduct the defense (including settlement) of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party provided, that if (v) the Third Party Claim would reasonably be expected to have a materially adverse effect on the Indemnified Party’s business or relates to the Indemnified Party’s material customers, suppliers, vendors or other material service providers, (w) such claim principally seeks injunctive relief, (x) such claim relates to matters involving criminal conduct, (y) the Indemnifying Party has failed or is failing to acknowledge that such Third Party Claim is subject to indemnification pursuant to this Agreement, or (z) the Indemnifying Party elects not to defend or fails to defend against or negotiate any Third Party Claim, then the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim. If the Indemnifying Party does not assume, or does not have the right to assume, the defense of a Third Party Claim in accordance with this Section 9.3.3, the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 9.3.3, the Indemnifying Party shall keep the Indemnified Party reasonably informed of all developments with respect to such Third Party Claim, including responding to requests for information from the Indemnified Party, but the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim; provided the Indemnified Party may participate, at his, her or its own expense, in the defense of such Third Party Claim; provided, further, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) requested by the Indemnifying Party to participate, or (ii) in the opinion of counsel to the Indemnifying Party, a material conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (in addition to local counsel as reasonably necessary) for all Indemnified Parties in connection with any Third Party Claim. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement or compromise of, or the entry of any judgment arising from, any such Third Party Claim that (a) does not include as an unconditional and irrevocable release of the Indemnified Party from all Liability in connection with the Third Party Claim, (b) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or other Buyer Indemnitee or Seller Indemnitee as applicable, (c) involves any finding or determination of wrongdoing or violation of Law by the Indemnified Party or other Buyer Indemnitee or Seller Indemnitee as applicable, (d) provides for the payment of any monetary damages that are not fully paid by the Indemnifying Party, or (e) in the reasonable opinion of the Indemnified Party, would otherwise materially and adversely affect the Indemnified Party or other Buyer Indemnitee or Seller Indemnitee as applicable. The Indemnified Party may consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party or the Indemnifying Party does not have the right to assume, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.
9.3.4     For purposes of determining the occurrence of breach and the calculation of Losses under this Article 9, except with respect to the representations and warranties contained in Section 4.10.2, the representations and warranties contained in this Agreement shall be deemed to have been made without qualifications as to materiality, Material Adverse Effect or similar qualifications; provided, that no Indemnifying Party shall be liable with respect to any Losses indemnifiable under Section 9.2.1(a) or Section 9.2.2(a) (other than with respect to any Seller Fundamental Representation) unless any such individual Loss or group or series of related Losses exceeds [***] (the “De Minimis Threshold”); provided, further that in no event shall the De Minimis Threshold apply to any breach or inaccuracy in any Seller Fundamental Representation. Subject to the other limitations in this Article 9, the aggregate amount of Losses that the Indemnified Parties may recover from an Indemnifying Party with respect to Sections 9.2.1(a) (other than with respect to any Seller Fundamental Representation) or Section 9.2.2(a), as applicable, shall not exceed [***], in the aggregate (the “Cap”); provided, that in no event shall the Cap apply to any breach or inaccuracy in any Seller Fundamental Representation. Subject to the other limitations in this Article 9, the aggregate amount of Losses that the Indemnified Parties may recover from an Indemnifying Party with respect to Sections 9.2.1(a) (solely with respect to any Seller Fundamental Representation) shall not exceed the Purchase Price.
9.3.5      The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in this Agreement will not be affected by any investigation conducted with respect to or any knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Disclosure Schedules hereto). The waiver of any condition based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification pursuant to this Article 9, payment of Losses or other remedy based on such representations, warranties, covenants or agreements. Notwithstanding anything to the contrary herein, Buyer shall be entitled to set off against, and shall not be obligated to pay, any portion of the Earn-Out Payment to the extent of the amount of any pending claim for indemnification by any Buyer Indemnitee pursuant to Section 9.2.
ARTICLE 10.
GENERAL
10.1     Public Statements. Buyer and the Seller Parties shall make a joint announcement of their entry into this Agreement promptly after its execution, the form of which the Buyer and the Seller Parties shall have agreed upon. Other than such joint announcement, none of the Parties shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Contemplated Transactions without consulting with and obtaining the prior written consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required where such release or announcement is required by Law (including disclosure requirements as may be applicable with respect to securities exchanges on which securities of a Party or its Affiliate are traded; provided that the Parties shall use reasonable efforts to consult with the other Party prior to any such release or announcement). Notwithstanding anything to the contrary, Buyer and its Affiliates may disclose this Agreement and its terms on a confidential basis to their partners, advisors, members, lenders, prospective investors and other investors.
10.2     Notices. All communications, notices and consents provided for herein shall be in writing and given in person, by electronic mail, by nationally recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by electronic mail and the sender does not receive a delivery failure message; (c) one (1) Business Day after sending by a nationally recognized overnight courier delivery service; or (d) four (4) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid. Notices shall be addressed as follows (provided that if a Party shall have designated a different address by notice to the other Party delivered pursuant to this Section 10.2, then notices shall be addressed to the last address so designated):
10.2.1      if to a Seller Party:
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
USA
Attention: General Counsel
E-mail:
with a copy to (which copy shall not constitute notice):
Shearman & Sterling LLP
535 Mission Street

San Francisco, CA 94105
USA
Attention:
E-mail:
10.2.2     if to Buyer:
Givaudan SA
chemin de la Parfumerie 5
1214 Vernier
Switzerland
Attention: Group Counsel
E-Mail:
with a copy to (which copy shall not constitute notice):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:
Email:
10.3     Amendment; Waiver; Cumulative Rights.
10.3.1     Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties.
10.3.2     Waiver. Failure or delay by any Party in exercising or enforcing any provision, right, or remedy under this Agreement, or waiver of any remedy hereunder, in whole or in part, shall not be deemed a waiver thereof, or prevent the subsequent exercise of that or any other rights or remedy. Any of the terms, covenants, representations, warranties or conditions in this Agreement may be waived only by an instrument in writing signed by or on behalf of the Party waiving such compliance.
10.3.3     Cumulative Rights. Except where otherwise expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
10.4     Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that this Agreement may not be assigned, directly or indirectly, by any Party without the prior written consent of the other Party (which may be withheld in such other Party’s sole discretion), except that Buyer may freely assign any or all rights or delegate the performance of its obligations under this Agreement, without the prior written consent of Seller, (i) to any of its Affiliates, (ii) in connection with a sale or assignment of all or any portion of the Purchased Assets or (iii) as collateral to any person providing debt financing to Buyer or its Affiliates in each case, so long as such assignment does not increase the amount that Buyer or the applicable withholding agent is required to deduct or withhold from the consideration payable or otherwise deliverable to Seller pursuant to this Agreement under Section 2.6; provided, further, that no assignment shall relieve the assigning Party of any of its obligations under this Agreement. Any attempted assignment, transfer or delegation in violation of the foregoing shall be null and void.
10.5     Entire Agreement. This Agreement, together with the other Transaction Documents and the Framework Supply Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and cancels and supersedes all other prior agreements, arrangements, understandings and undertakings, both written and oral, between the Parties with respect to the subject matter of this Agreement and the other Transaction Documents.
10.6     Governing Law; Jurisdiction; Waiver of Jury Trial.
10.6.1     This Agreement and the other Transaction Documents (except as otherwise expressly provided therein) will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules that would result in the application of the laws of another jurisdiction. The Parties agree to exclude the application to this Agreement and the other Transaction Documents of the United Nations Convention on Contracts for the International Sale of Goods. Each Party hereby consents to submit itself to the jurisdiction of any state court or Federal court located in New York County in the State of New York (the “Designated Courts”) in connection with any disputes or claims arising out of or pertaining to this Agreement and the other Transaction Documents (except as otherwise expressly provided therein), and the Parties agree that the Designated Courts or any or any appellate court therefrom shall have exclusive jurisdiction over any dispute or controversy arising out of or relating to this Agreement, the other Transaction Documents (except as otherwise expressly provided therein) or any of the Contemplated Transactions (except as otherwise expressly provided in the applicable Transaction Document). Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action or proceeding so brought.
10.6.2     EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD SEEK TO AVOID THE FOREGOING WAIVER IN THE EVENT OF LITIGATION AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.2.
10.7     Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Any counterpart may be signed and transmitted by facsimile or electronic mail (including in PDF or similar format) with the same force and effect as if such counterpart was an ink-signed original. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or Liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns except, with respect to ARTICLE 9 the Buyer Indemnitees and the Seller Indemnitees.
10.8     Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.
10.9     Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections,” “Article” or “Articles” refer to the corresponding Section or Sections, or Article or Articles, of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “including” or “includes” do not limit the preceding words or terms and shall be deemed to be followed by the phrase “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof, except with respect to any Contract listed on any schedule hereto (which amendments, modifications or supplements must also be listed on such schedule). References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to any Law shall be deemed to refer to such law or Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to any time herein shall refer to New York time. The terms “Dollars” and “$” mean U.S. dollars. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. References to “ordinary course” or “ordinary course of business” shall mean the ordinary course of business consistent with past practice. Any matter, information or item disclosed in the Disclosure Schedules delivered under any specific representation or warranty shall be deemed to have been disclosed for purposes of such specific representation or warranty and in response to each other representation or warranty in this Agreement to the extent the relevance of such disclosure to such other representation or warranty hereof is reasonably apparent on the face of the disclosure.
10.10     Validity. If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable under any Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.
10.11     Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of or threatened breaches, and to enforce specifically, this Agreement and the terms and provisions hereof, in the applicable Designated Court, this being in addition to any other remedy to which such Party is entitled at law or in equity. In furtherance of the foregoing, the Parties hereby waive, to the fullest extent permitted by Law, (a) any and all defenses to any action for specific performance or an injunction hereunder, including any defense based on the claim that a remedy at law or in damages would be adequate, and (b) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.
[Remainder of page intentionally left blank; signatures appear on following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
BUYER:
GIVAUDAN SA
By: /s/ Roberto Garavagno
Name: Roberto Garavagno
Title: Group Counsel

By: /s/ Stewart Harris
Name: Stewart Harris
Title: Head of Corp. Finance & Business Dev

SELLER PARENT:
AMYRIS, INC.
By: /s/ John Melo
Name: John Melo
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]